UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

LIZ CLAIBORNE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

1441 Broadway
New York, New York 10018

April 1, 2008

Fellow Stockholders:

It is with great pleasure that I invite you to this year’s Annual Meeting of Stockholders, which will be held on Thursday, May 15, 2008, at our offices at 1441 Broadway, New York, New York.

The meeting will start at 10:00 a.m., local time.

This year, we are taking advantage of new U.S. Securities and Exchange Commission rules allowing companies to furnish their proxy materials over the Internet. Instead of a paper copy of this Proxy Statement and our 2007 Annual Report, most of our stockholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2007 Annual Report and a form of proxy card.

I appreciate your continued confidence in our Company and look forward to seeing you on May 15th.

Sincerely,

-s- William L. McComb

William L. McComb
Chief Executive Officer

LIZ CLAIBORNE, INC.
Notice of Annual Meeting
and
Proxy Statement
Annual Meeting of Stockholders
May 15, 2008

1441 Broadway
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Liz Claiborne, Inc. will hold its Annual Meeting of Stockholders on Thursday, May 15, 2008 at its offices at 1441 Broadway, New York, NY 10018, beginning at 10:00 a.m., local time.

Purposes of the meeting:

•	To elect four Directors;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year;

•	To vote on a stockholder proposal as described in the Proxy Statement; and

•	To consider all other appropriate matters brought before the meeting.

Who may attend:

Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

What to bring:

If your shares are registered in your name, you do not need to bring anything other than picture identification. If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

Record Date:

March 18, 2008 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Notice Regarding the Availability of Proxy Materials:

We are taking advantage of the new Securities and Exchange Commission rules allowing companies to furnish proxy materials over the Internet and most of our stockholders will receive a Notice Regarding the Availability of Proxy Materials providing directions on how to access the proxy materials over the Internet.

Annual Report:

If you received a printed copy of the materials, included with the Proxy Statement is a copy of our 2007 Annual Report to Stockholders and a proxy card. The Annual Report is not a part of the Proxy Statement materials.

Your vote is important. Please vote promptly so that your shares can be represented, even if you plan to attend the annual meeting. Specific voting instructions can be found in the Questions and Answers section of the Proxy Statement, on the Notice Regarding the Availability of Proxy Materials, the proxy card, or the voting instruction card received from your bank or broker. If you need directions to the meeting, please call 212-626-5777.

By Order of the Board of Directors,

-s- Nicholas Rubino
Nicholas Rubino
Vice President — General Counsel
and Secretary

New York, New York
April 1, 2008

PROXY STATEMENT

A Notice Regarding the Availability of Proxy Materials and the Proxy Statement and form of proxy are being distributed and made available to the stockholders of Liz Claiborne, Inc. (the “Company”) beginning April 1, 2008. The Board of Directors of the Company is soliciting your proxy to vote your shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, May 15, 2008 at the Company’s offices at 1441 Broadway, New York, New York 10018, and any adjournments or postponements of the meeting (the “Annual Meeting”). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Company’s Board of Directors has made these materials available to you on the Internet or delivered paper copies of these materials to you by mail in connection with the Company’s Annual Meeting, which will take place on Thursday, May 15, 2008. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include our Proxy Statement for the Annual Meeting and our 2007 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

This year, we are using the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Why didn’t I receive a notice regarding the Internet availability of the proxy materials?

We are providing stockholders who are participants in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the “Savings Plan”), and stockholders who hold shares in the name of certain banks and brokers, with paper copies of the proxy materials instead of a Notice Regarding the Availability of Proxy Materials.

How can I access the proxy materials over the Internet?

The Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a Notice Regarding the Availability of Proxy Materials will find instructions on how to obtain a paper copy of the proxy materials on their notice.

How may I obtain a copy of the Company’s Form 10-K and other financial information?

Stockholders may request a free copy of our 2007 Form 10-K by writing to our Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company’s cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company’s website at www.lizclaiborneinc.com under “SEC Filings” in the Investor Relations section.

Who can vote?

You can vote if you were a holder of record of the Common Stock as of the close of business on Tuesday, March 18, 2008 (the “Record Date”).

How do I vote?

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

By Internet — Stockholders who received a Notice Regarding the Availability of Proxy Materials may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

By Telephone — Stockholders of record may submit proxies by telephone by following the instructions on the Notice Regarding the Availability of Proxy Materials or the proxy card. You will need to have the control number that appears on your Notice Regarding the Availability of Proxy Materials or proxy card available when voting by telephone.

By Mail — Stockholders who requested and have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign a paper proxy card but do not specify how you want your shares to be voted, they will be voted FOR the election of the nominees named below under the caption “Proposal 1- Election of Directors;” FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; AGAINST the adoption of the stockholder proposal; and in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the Annual Meeting.

Can I change my vote?

Yes. You can change or revoke your proxy by (i) sending a written notice to that effect that is received prior to the start of the Annual Meeting to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a new proxy over the Internet or, if you are a stockholder of record, by telephone: 1-866-580-9477; (iii) submitting a later dated proxy that is received before the Annual Meeting; or (iv) voting in person at the Annual Meeting (except for shares held in the Savings Plan).

Can I vote in person at the Annual Meeting instead of voting by proxy?

Yes. However, we encourage you to vote by Internet or by telephone or, if you received a paper proxy card, complete and return the proxy card, in order to ensure that your shares are represented and voted.

Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver’s license. Beneficial (or “street name”) owners will also need to bring a proxy or letter from the broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

How do I vote my 401(k) shares?

If you participate in the Savings Plan, follow the directions on your proxy card to vote shares held for you in your Savings Plan account, and such shares will be voted in accordance with your instructions. If you do not provide instructions by 11:59 p.m. May 14, 2008, Fidelity Management Trust Company, the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.

How do I vote shares held in The Bank of New York BuyDIRECT Plan (“the BuyDIRECT Plan”)?

If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York, simply follow the instructions on the Notice Regarding the Availability of Proxy Materials to vote shares held for you through The Bank of New York BuyDIRECT Plan. If you do not give a proxy, such shares will not be voted.

How many shares are entitled to vote?

As of the close of business on the Record Date, there were 94,783,327 shares of the Company’s Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

How many shares must be present to conduct the Annual Meeting?

In order to conduct business at the Annual Meeting, the majority of shares of Common Stock issued and outstanding on the Record Date (a “Quorum”) must be present, in person or by proxy. All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

What is the required vote for a proposal to pass?

All proposals this year require the affirmative vote of a majority of the votes cast on such proposal, including the election of Directors. This year for the first time we have implemented majority voting in uncontested director elections, so in order to be elected, the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee.

What is a “broker non-vote”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded by the New York Stock Exchange (the “N.Y.S.E.”) from exercising their discretion on certain types of proposals. Brokers do not have discretionary authority to vote on the stockholder proposal, but do have discretionary authority to vote on all of the other proposals being submitted.

How are broker non-votes treated?

The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

Can I abstain from voting on a proposal?

Abstentions may be specified on all proposals being submitted.

How are abstentions treated?

The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposal.

Who pays for this proxy solicitation?

We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $18,000, plus reimbursement of reasonable expenses. In addition, the Company’s Directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

We will also reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Your Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. The classes generally are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that, each year, the stockholders elect approximately one-third of the members of the Board of Directors for a three-year term. For a description of the process under which Director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as Directors, see “Corporate Governance and Board Matters — Consideration of Director Nominees,” beginning on page 11. Paul E. Tierney, Jr., who had served as a Director since 1995, resigned as a Director effective as of February 12, 2008. Mr. Tierney’s resignation was not motivated by a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Kenneth B. Gilman, Kay Koplovitz, William L. McComb and Oliver R. Sockwell for election at the Annual Meeting as Directors with terms to expire at the 2011 annual meeting of stockholders. Each is a Director whose current term expires at the Annual Meeting. Kenneth B. Gilman was first elected as a Director on February 25, 2008. He was identified as a Director candidate by a third-party search firm retained by the Nominating and Governance Committee of the Board to assist in a new Director search.

In making its recommendation as to nominees for election, the Nominating and Governance Committee, composed entirely of independent Directors, evaluated, among other things, each nominee’s background and experience, as well as the other Board membership criteria set out in the Company’s Corporate Governance Guidelines (see “Corporate Governance and Board Matters — Consideration of Director Nominees”). The Nominating and Governance Committee also reviewed and evaluated the performance of Ms. Koplovitz and Messrs. McComb and Sockwell during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee’s recommendations, the Board determined to nominate each of these individuals for election as a Director.

The Board has affirmatively determined that each of the Director nominees is “independent,” as such term is defined under our Corporate Governance Guidelines and the New York Stock Exchange Corporate Governance listing standards (the “NYSE Corporate Governance Standards”), other than Mr. McComb, who serves as the Company’s Chief Executive Officer. See “Corporate Governance and Board Matters — Board Independence” beginning on page 8. A copy of our current Corporate Governance Guidelines is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com.

We do not know of any reason why any of the nominees will not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

Voting on the proposal.

To be elected each Director nominee must receive the affirmative vote of a majority of the votes cast on the nominee’s election (the number of votes cast “for” a Director nominee must exceed the votes cast “against” the Director nominee).

Your Board of Directors recommends a vote FOR the election of each of Kenneth B. Gilman, Kay Koplovitz, William L. McComb and Oliver R. Sockwell as a Director to hold office until the 2011 annual meeting of stockholders and until each of their respective successors is elected and qualified. Unless authority to vote for the election of Directors is withheld, your proxy will be voted FOR the election of each of the nominees named below.

NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL 2011:

KENNETH B. GILMAN — Mr. Gilman, 61, was elected a Director in February 2008. Mr. Gilman was the Chief Executive Officer of Asbury Automotive Group, an automotive retailing and services company, from 2001 to May 2007. Previously, from 1976 to 2001, Mr. Gilman was employed in a variety of capacities with Limited Brands, a specialty apparel retailer, where his most recent assignment was Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of Limited Brands, with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was Executive Vice President and Chief Financial Officer of Limited Brands. He joined Limited Brands’ executive committee in 1987 and was elected to its board of directors in 1990. Mr. Gilman is also a director of Internet Brands Inc, an internet media company which operates a network of websites focusing on automotive, travel and leisure and home and home improvements.

KAY KOPLOVITZ — Ms. Koplovitz, 62, was elected a Director of the Company in 1992. Effective January 1, 2007, Ms. Koplovitz became Chairman of the Board. She is currently a principal of Koplovitz & Co. LLC., a media investment firm. Ms. Koplovitz is the founder of USA Network, an international cable television programming company, which included Sci-Fi Channel, and USA Networks International, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz established Boldcap Ventures, a venture capital fund of which she is a governing board member. Ms. Koplovitz serves on the boards of a number of not-for-profit organizations, including the Central Park Conservancy, the Paley Center for Media, Springboard Enterprises and The Tennis Hall of Fame.

WILLIAM L. MCCOMB — Mr. McComb, 45, joined the Company as Chief Executive Officer and a member of the Board of Directors in November 2006. Prior to joining the Company, Mr. McComb was a company group chairman at Johnson & Johnson. During his 14-year tenure with Johnson & Johnson, Mr. McComb oversaw some of the company’s largest consumer product businesses and brands, including Tylenol, Motrin, and Clean & Clear. He also led the team that repositioned and restored growth to the Tylenol brand and oversaw the growth of Johnson & Johnson’s McNeil Consumer business with key brand licenses such as St. Joseph aspirin, where he implemented a strategy to grow the brand beyond the over-the-counter market by adding pediatric prescription drugs. Mr. McComb currently serves as a board member for TechnoServe, Inc., a not-for-profit organization.

OLIVER R. SOCKWELL — Mr. Sockwell, 64, was elected a Director of the Company in 2002. He retired in 1997 as President, Chief Executive Officer and a director of Construction Loan Insurance Corporation (also known as Connie Lee), a financial guaranty company, and of its principal subsidiary, Connie Lee Insurance Company. Previously, Mr. Sockwell served in various positions with Student Loan Marketing Association (also known as Sallie Mae), including as Executive Vice President — Finance, Administration and Planning, from 1984 to 1987. He is also a director of R.R. Donnelley & Sons Company, a provider of printing and related services, and Wilmington Trust Corporation, a financial services holding company. Mr. Sockwell also serves on the boards of a number of not-for-profit organizations, including the Columbia Graduate School of Business and the Eugene Lang Entrepreneurial Initiative Fund.

DIRECTORS WHOSE TERMS EXPIRE 2009:

BERNARD W. ARONSON — Mr. Aronson, 61, was elected a Director of the Company in 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant to the President of the United States, Executive Speechwriter to the President, and Special Assistant and Speechwriter to the Vice President, from 1977 to 1981. Mr. Aronson is also a director of Global Hyatt Corporation, a hotel operator; Royal Caribbean Cruises Ltd., a global cruise company; and Mariner Energy Inc., an oil and gas exploration and production company. Mr. Aronson also serves on a number of not-for-profit boards, including the Center for Global Development, the National Democratic Institute for International Affairs and Freedom House International.

DANIEL A. CARP — Mr. Carp, 59, was elected a Director of the Company in March 2006. Mr. Carp retired as Chief Executive Officer and Chairman of Eastman Kodak Company (“Kodak”) on June 1, 2005 and December 31, 2005, respectively. He had held these positions since 2000. During more than thirty years at Kodak, Mr. Carp served in numerous executive positions and spent nearly ten years overseeing Kodak’s international operations. In 1997, he was elected to the Kodak Board of Directors. Mr. Carp served as Kodak’s President from 1997 to 2003, and as its Chief Operating Officer from 1997 to 2000. He is also the non-executive chairman of Delta Airlines Inc., a commercial airline; a director of Texas Instruments Incorporated, a consumer electronics company; and a director of Norfolk Southern Corp., a freight transportation company. Mr. Carp is also a member of The Business Council, as well as serving on a number of not-for-profit boards, including the board of trustees of the George Eastman House, and the board of trustees of Shelter for Abused Women & Children — Naples, Florida.

NANCY J. KARCH — Ms. Karch, 60, was elected a Director of the Company in 2000. Ms. Karch was a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a Director Emeritus of McKinsey, and serves as a director of Mastercard Inc., a payment systems brand and processor; Genworth Financial, Inc., a company that provides various insurance and investment-related products and services in the United States and internationally; and The Corporate Executive Board, a business research company. She also serves on the board and the executive committee of the Westchester Land Trust, and on the board of Northern Westchester Hospital, a not-for-profit organization.

DIRECTORS WHOSE TERMS EXPIRES IN 2010:

RAUL J. FERNANDEZ — Mr. Fernandez, 41, was elected a Director of the Company in 2000. Mr. Fernandez is the Chief Executive Officer and Chairman of ObjectVideo, Inc. From 2000 to 2002, he served as Chief Executive Officer of Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc, since 2001. He previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez serves as Special Advisor to General Atlantic Partners, LLC, a private equity investment firm providing capital and strategic support for growth companies. Mr. Fernandez is also a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in the Washington Wizards of the National Basketball Association and the Verizon Center in Washington, D.C. He is also a member of the President’s council of advisors on Science and Technology, and is the co-founder of Venture Philanthropy Partners, a philanthropic Washington, D.C.-based investment organization that helps leaders building nonprofit institutions.

KENNETH P. KOPELMAN — Mr. Kopelman, 56, was elected a Director of the Company in 1996. Since 1984, Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, a firm which provides legal services to the Company. Mr. Kopelman also served as a director of Mobius Management Systems, Inc., a computer software company, through June 2007.

ARTHUR C. MARTINEZ — Mr. Martinez, 68, was elected a Director of the Company in 2001. Mr. Martinez retired in 2000 as Chairman, President, and Chief Executive Officer of Sears, Roebuck and Company, positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue (“Saks”), an apparel and related products retailer, and Saks’ parent company through 1990, BATUS, Inc., including as Vice Chairman and as Senior Vice President and Chief Financial Officer of Saks. Mr. Martinez is a director of IAC InterActive Corp., a multi-brand interactive company; PepsiCo, Inc., a consumer products company; and International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products. Mr. Martinez also serves as Chairman of the supervisory board of ABN-AMRO Holdings, N.V., a Netherlands-based financial institution. Mr. Martinez serves on the boards of a number of not-for-profit organizations, including Northwestern University, Greenwich Hospital, Yale-New Haven Health System, and the Chicago Symphony.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines. The Company’s current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our current Corporate Governance Guidelines is available at our website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com.

Majority Vote. In February 2008 the Company amended its by-laws to implement a majority vote standard in uncontested director elections. Under this standard, in order for a nominee to be elected in an uncontested election, such nominee must receive the affirmative vote of a majority of the votes cast on such nominee’s election (votes cast “for” a nominee must exceed votes cast “against” the nominee). The Company maintains a plurality vote standard in contested director elections, where the number of nominees exceeds the number of directors to be elected.

In addition, as part of our Corporate Governance Guidelines, if an incumbent Director is not elected by a majority of the votes cast in an uncontested election, it is the policy that such director will tender his or her resignation to the Chairman of the Board promptly following certification of the stockholder vote, such resignation to be effective upon acceptance by the Board. A recommendation on whether to accept any such resignation will be made by the Nominating and Governance Committee to the Board, or if a majority of the members of the Nominating and Governance Committee did not receive the required majority vote, a special committee of independent directors. Generally, a director who fails to receive a required majority vote will not participate in the Committee or Board meetings considering the resignation. The Board will act on any resignation within 90 days and such action may include: (i) accepting the resignation offer, (ii) deferring acceptance of the resignation offer until a replacement director with certain necessary qualifications held by the subject director (e.g., accounting or related financial management expertise) can be identified and elected to the Board, (iii) maintaining the director but addressing what the Board believes to be the underlying cause of the “against” votes, (iv) maintaining the director but resolving that the director will not be re-nominated in the future for election, or (v) rejecting the resignation offer. If accepting such resignation would result in the Company having (i) fewer than a majority of directors who were in office before the election or (ii) fewer than a majority of independent directors as required under the rules of the New York Stock Exchange, such 90-day period may be extended by an additional 90 days, if such extension is in the best interest of the Company. If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected, or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, acting on the recommendation of the Nominating and Governance Committee, may fill any resulting vacancy or may decrease the size of the Board. The Board of Directors will promptly publicly disclose the Board’s decision, and explain any determination not to accept the director’s resignation.

Board Independence. Under our Corporate Governance Guidelines, a substantial majority of our Board must be “independent,” as such term is defined under our Corporate Governance Guidelines and the NYSE Corporate Governance Standards. As required under the NYSE Corporate Governance Standards, the Board annually assesses the independence of our Directors by making a determination, based upon the recommendation of the Nominating and Governance Committee, as to whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly.

To assist it in evaluating the independence of each Director, the Board has adopted the following categorical standards under which transactions and relationships falling within any of the listed categories will be deemed immaterial for purposes of the Board independence determinations:

1. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of business of the Company and the Entity, makes payment for goods and services received from the Company, or receives payment for goods and services (other than professional services) provided to the Company, if the gross amount of such payments in any fiscal year of the Company does not exceed the lesser of (x) 1% of the revenues of the Company for its most recently completed fiscal year; (y) 1% of the revenues of the Entity for its most recently completed fiscal year; and (z) $1 million, if the

Director (or immediate family member) is an executive officer or employee of the Entity, and $20 million, if the Director (or immediate family member) is a director of the Entity.

2. A Director (or an immediate family member) serves as a director or trustee of, or is otherwise affiliated with, a charity, hospital or other not-for-profit organization to which the Company or the Liz Claiborne Foundation has made discretionary charitable contributions (excluding matching contributions) not exceeding $100,000 in any of the three preceding fiscal years of the Company.

3. A Director (or an immediate family member) beneficially owns for investment purposes less than 5% of the outstanding voting securities of a publicly traded company having a business relationship, directly or through one or more subsidiaries, with the Company, provided that the Director (or immediate family member) is not a director, executive officer or employee of the publicly traded company.

4. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, participates in a credit or similar facility entered into by the Company, as lender but not as agent, in an amount that does not exceed the lesser of (x) 10% of the total participations in the facility; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $100 million, if the Director (or immediate family member) is a director of the Entity.

5. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, holds for investment purposes publicly issued debt securities of the Company (including debt securities issued in so-called Rule 144A transactions) in an amount that does not exceed the lesser of (x) 10% of the total principal amount of the debt securities of any issue outstanding; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $100 million, if the Director (or immediate family member) is a director of the Entity.

For purposes of these standards, (i) “Company” means Liz Claiborne, Inc. and any controlled affiliate; (ii) “Entity” means a corporation, partnership, limited liability company or other organization in which the Company director, alone or together with members of his or her immediate family, does not beneficially own in excess of 0.5% of the outstanding equity securities; and (iii) “immediate family member” has the meaning provided in Rule 404(a) of Regulation S-K under the Securities Exchange Act.

After applying these standards and considering all relevant facts and circumstances, the Board, based upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that the following Directors are “independent” as defined in our Corporate Governance Guidelines and the listing standards of the N.Y.S.E.: Messrs. Aronson, Carp, Fernandez, Gilman, Martinez and Sockwell, and Mss. Karch and Koplovitz. In making its recommendation, the Nominating and Governance Committee considered charitable donations made to not-for-profit charities for which Directors Messrs. Aronson, Fernandez, Martinez and Sockwell and Ms. Koplovitz serve as directors, which contributions in each instance did not exceed $50,000. The Committee also considered payments for services from a company for which Ms. Karch serves as a director, and for purchases of goods from a company for which Mr. Martinez serves as a director. None of such payments exceeded 1% of such companies’ revenues or the Company’s revenues. The Committee determined that none of the foregoing transactions impaired the Director’s independence. William L. McComb, who serves as the Company’s Chief Executive Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel LLP, a law firm that provides certain legal services to the Company, have been determined not to be “independent” directors. See “Certain Relationships and Related Transactions,” beginning on page 15.

Meetings. During the fiscal year ended December 29, 2007, the Board of Directors held eleven meetings, and the Committees of the Board held a total of thirty-four meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. All of our then current Directors attended our 2007 Annual Meeting of Stockholders, other than Mr. Tierney.

Pursuant to our Corporate Governance Guidelines, the Board meets in executive session (without management present) at each regular Board Meeting, and the independent Directors meet together at least annually.

Non-Executive Chairman of the Board. Under our Corporate Governance Guidelines, the Board, which does not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, reserves the right to determine the appropriate leadership structure for the Board on a case-by-case basis. On October 13, 2006, the Company’s Board of Directors appointed Kay Koplovitz to serve as the non-executive Chairman of the Board effective January 1, 2007.

Board Committees. The Board of Directors has four standing Committees as described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are “independent,” as such term is defined in the NYSE Corporate Governance Standards and our Corporate Governance Guidelines.

Current members of the standing committees are as follows:

Nominating and Governance	Audit(2)	Compensation	Finance

Bernard W. Aronson(1)	Daniel A. Carp	Daniel A. Carp	Bernard W. Aronson

Nancy J. Karch	Nancy J. Karch(1)	Raul J. Fernandez	Daniel A. Carp (1)

Kay Koplovitz	Arthur C. Martinez	Arthur C. Martinez(1)	Raul J. Fernandez

Oliver R. Sockwell	Oliver R. Sockwell		Kenneth P. Kopelman

(1)	Chair of the Committee.

(2)	Mr. Gilman will join the Audit Committee if re-elected to the Board at the Annual Meeting.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the annual performance evaluations of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company’s Corporate Governance Guidelines) and corporate and social responsibility. The Committee’s responsibilities are set forth in the Nominating and Governance Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Committee met six times during 2007.

Audit Committee.  The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function and the Company’s internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee’s responsibilities are set forth in the Audit Committee Charter, a copy of which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Committee met eight times during 2007.

The Board has determined that each of the Audit Committee members is “independent” within the meaning of the applicable Securities and Exchange Commission (“S.E.C.”) regulations and the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are “financially literate” under the NYSE Corporate Governance Standards and that Messrs. Martinez and Sockwell each qualifies as an “audit committee financial expert” within the meaning of S.E.C. regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.

Compensation Committee.  The Compensation Committee assists the Board in carrying out its responsibilities relating to the compensation of the Company’s executives. The Committee determines the goals and objectives for, and makes determinations regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans and makes recommendations to the Board and senior management regarding Company compensation programs. The Compensation Committee also has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, including administering the Amended and Restated Liz Claiborne, Inc. Section 162(m) Cash Bonus Plan (the “Section 162(m) Annual Plan”) approved by stockholders at the 2002 Annual Meeting of Stockholders, the Company’s various stockholder-approved stock incentive plans, and the Section 162(m) Long-Term Performance Plan approved by stockholders at the 2005 Annual Meeting of Stockholders. The Committee’s responsibilities are set forth in the Compensation Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018.

The Board has determined that each of the Committee members is independent under the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. All Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code (“Section 162(m)”) are made by at least two Committee members who qualify as “outside directors” under Section 162(m).

Since November 2006, the Committee has engaged Semler Brossy Consulting Group, LLC (“Semler”), a third-party executive compensation consulting firm, to advise the Committee in connection with its review of executive compensation matters, including the level of total compensation packages provided to executive officers. For more information, see “Compensation Discussion and Analysis,” beginning on page 15. The Committee met twelve times during 2007.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and each was determined to have no relationship required to be disclosed pursuant to Item 404 of S.E.C. Regulation S-K. In addition, no executive officer of the Company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2007, an executive officer who served as a member of our Board of Directors or our Compensation Committee.

Finance Committee.  The Finance Committee advises the Board on a variety of corporate finance issues, including the Company’s policies regarding dividends, investments, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee’s responsibilities are set forth in the Finance Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Committee met eight times during 2007.

Consideration of Director Nominees. Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director.

Process for Identifying and Evaluating New Director Candidates.  The Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company’s business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the Company’s tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under “Director Qualifications” below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee’s attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate’s nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.

Director Qualifications.  The Board requires that all Director nominees be able to fulfill a Director’s fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under “Board Membership Criteria,” including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company’s needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent, that at least three of the independent Directors have the financial literacy necessary for service on the Audit Committee and that at least one of these Directors qualifies as an “audit committee financial expert,” that at least some of the independent Directors have service as a senior executive of a public or substantial private company, and that some of the independent Directors have an in-depth familiarity with the apparel and retail industries.

Process for Evaluating Incumbent Directors.  As a general matter, the Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of familiarity with and insight into the Company’s affairs that its Directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting of Stockholders, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates each incumbent’s performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for reelection as a Director.

Consideration of Stockholder Recommendations of Candidates for Election as Directors.  The Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company’s Corporate Secretary, at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under S.E.C. regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for under the section “Procedures for Recommending Director Nominees” on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in its discretion to do so.

In addition, the Company’s Certificate of Incorporation provides for a process by which stockholders may make director nominations for consideration at the Annual Meeting of Stockholders. See “Stockholder Nominations for Directors” below.

Stockholder Nominations for Directors.  Written notice of any nomination must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018, not less than 14 days nor more than 50 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

Communications with the Board. Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing care of the Company’s Corporate Secretary at 1441 Broadway, New York, New York 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.

DIRECTOR COMPENSATION

Directors, other than Directors who are Company employees, are compensated for their services. During 2007, Directors received the following compensation:

•	Annual Retainers:

•	$150,000 for serving as a Director, with $100,000 payable in the form of Common Stock (the “Annual Stock Retainer”) subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the Annual Stock Retainer upon election and a pro-rata portion of the cash retainer, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election;

•	$100,000 for serving as the non-executive Chairman of the Board;

•	$10,000 for serving as a Committee Chair other than the Audit Committee, whose Chair received $20,0000 for service;

•	$1,000 for each Board meeting and Committee meeting attended;

•	A $3,600 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount); and

•	Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

•	Effective March 2008, the Board increased the fee payable to the non-executive Chair by providing an additional Common Stock grant with a value of $75,000, with the same transfer restrictions as the Annual Stock Retainer.

The following table sets forth information concerning Director compensation earned by non-employee Directors for the 2007 fiscal year:

					Change in
					Pension			Grant Date
	Fees Earned				Value and			Fair Value of
	or Paid in	Stock		Non-Equity	Nonqualified	All Other		Stock and
	Cash	Awards	Option	Incentive Plan	Deferred	Compensation		Option Awards
	($)	($)	Awards	Compensation	Compensation	($)	Total	($)
Name	(1)	(2)	($)	($)	Earnings	(3)	($)	(4)

Bernard W. Aronson	85,000	100,000	—	—	—	1,341	186,341	100,000

Daniel A. Carp	78,000	100,000	—	—	—	3,250	181,250	178,000

Raul J. Fernandez	85,000	100,000	—	—	—	1,903	186,903	100,000

Nancy J. Karch	95,000	100,000	—	—	—	3,164	198,164	100,000

Kenneth P. Kopelman	69,000	100,000	—	—	—	352	169,352	100,000

Kay Koplovitz	167,000	100,000	—	—	—	1,464	268,464	100,000

Arthur C. Martinez	86,000	100,000	—	—	—	0	186,000	186,000

Oliver R. Sockwell	75,000	100,000	—	—	—	3,205	178,205	175,000

Paul E. Tierney, Jr.(5)	86,000	100,000	—	—	—	1,699	187,699	100,000

(1)	The amount indicated includes the $50,000 annual cash retainer ($150,000 for serving as the non-executive Chairman of the Board), $1,000 for each Board meeting and Committee meeting attended, the $20,000 annual cash retainer for serving as the Audit Committee Chair and the $10,000 annual cash retainer for serving as a Committee Chair for each other Committee.

(2)	The amount indicated reflects the $100,000 Annual Stock Retainer. 2,233 shares of Common stock were granted to each Director on January 10, 2007; the closing price of the Common Stock on that date was $44.78.

(3)	Each Director is provided an allowance for the purchase of Company products (based on prices which are net of the usual discount available to all Company employees for the purchase of Company products). The amount indicated reflects the actual clothing allowance utilized.

(4)	The amount indicated represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock under Statement of Financial Accounting Standards No. 123R “share-based payments.” For Messrs. Carp, Martinez and Sockwell, the amount indicated also includes cash fees deferred in 2007 into Common Stock.

(5)	Mr. Tierney resigned from the Board effective as of February 12, 2008.

The Liz Claiborne, Inc. Outside Directors’ Deferral Plan (the “Outside Directors’ Deferral Plan”) enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

The Company does not provide any retirement benefits to Directors. Prior to 2004, Directors were annually awarded stock options, with a ten-year term and a three-year vesting schedule (subject to acceleration in certain circumstances). All prior options awarded were fully exercisable as of December 29, 2007.

The Company’s Corporate Governance Guidelines set out the Board’s expectation that each Director will accumulate over time a holding of shares of Common Stock having a value equal to three times the value of the Annual Stock Retainer. In addition, notwithstanding a Director having met such shareholding guideline, Annual

Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Written Related Party Transactions Policy.  The Company has adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the Company and stockholders. The Nominating and Governance Committee must review and approve any related party transaction proposed to be entered into or ratify any such transaction previously commenced or completed. The Committee may delegate its authority under the policy to the Chair of the Committee, who may act alone. Under the policy, no Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such Committee member is affiliated.

Under the Company’s related party transactions policy, any relationship, arrangement or transactions between the Company and (a) any Director, senior officer or any immediate family member of either a Director or senior officer, (b) any stockholder owning more than 5% of the Common Stock, or (c) any entity in which any of the forgoing is employed or is a partner, principal or owner of a five percent (5%) or more ownership interest, is deemed a related party transaction, subject to certain exceptions, including (i) transactions available to all employees generally, (ii) transactions involving less than $100,000 in any 12 month period, (iii) with respect to Directors, transactions deemed immaterial for purposes of Director independence determinations under the Company’s Corporate Governance Guidelines, as described above, (iv) transactions involving executive compensation approved by the Company’s Compensation Committee or director compensation approved by the Board, and (v) any charitable contributions by the Company or the Liz Claiborne Foundation to a charitable or not-for-profit organization for which a Director, senior officer or an immediate family member of a Director or senior officer serves as a director, trustee or is otherwise affiliated, where such contributions do not exceed $100,000 in any twelve month period or which are non-discretionary contributions made pursuant to the Company’s non-discriminatory matching contribution program.

Related Party Transactions.  The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2007, the firm was paid approximately $830,000 for fees incurred by the Company in connection with such services. This amount represents less than 1% of such firm’s 2007 fee revenue. These services were provided on an arm’s-length basis, and paid for at fair market value. The Company believes that such services were effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Objectives of Executive Compensation Program

The fundamental goal of the Company’s compensation program is to provide competitive pay through appropriate base salary and meaningful incentives that motivate executives to drive capital-efficient profitable growth and build long-term capability that will deliver shareholder value. To achieve this overarching objective, the compensation program has been designed based on the following three principles:

1. Attract and retain key executives by providing compensation that is highly competitive with that of other executives employed by companies of similar size, complexity and lines of businesses. Talent is a critical component for success, particularly in our continuously-evolving and highly competitive industry. Attracting talent from the outside was of particular importance in 2007. In July, the management team shared its long-term growth plan with investors and the analyst community. Several key executives were brought into the Company in 2007 including Mr. Warren, the Company’s Chief Financial Officer, in order to support the execution of the plan and strengthen the management team (see the initial paragraph of “Components of Compensation” below and discussion in our Annual Report on Form 10-K for the 2007 fiscal year for more detail about the key elements of the long-term growth plan. Also, see “Benchmarking” section below for more detail on how the Compensation Committee benchmarked compensation levels to attract and retain talent).

2. Emphasize performance-based compensation through an appropriate mix of fixed and variable compensation. Variable compensation is targeted to comprise a significant portion of total direct compensation (i.e., “TDC” — base salary plus target annual incentive plus the fair value of long-term incentive awards) for the named executive officers (“NEOs”), and actual compensation positioning, therefore, varies with performance (see discussion of “Mix of Compensation Components” below for more detail).

3. Align the interests of executives and shareholders. With the introduction of the long-term growth plan, the Compensation Committee asked management to reassess the corporate and business unit metrics in the long-term incentive plans to provide executives with a clearer line of sight to the levers that drive shareholder value and business unit profitability and growth (see discussion of “Long-Term Incentive Compensation” below for more detail on specific changes that were made).

It is the policy of the Company that compensation for NEOs is approved by the Compensation Committee, and reviewed by the independent members of the full Board. The Chief Executive Officer recommends pay levels for the NEOs, excluding himself. The Chief Executive Officer, working together with the Chief Financial Officer and Senior Vice President, Human Resources, also recommends goals for the incentive plans. These recommendations are reviewed by the Compensation Committee, which makes all final decisions. The Compensation Committee determines the compensation of the Chief Executive Officer, drawing on advice from its independent consultant, Semler Brossy Consulting Group, LLC, information solicited from management, and discussion of Mr. McComb’s overall performance with the full Board.

Components of 2007 Compensation

The year 2007 marked initiation of significant change for the Company. By July 2007, the company announced a new strategy for growth and reorganized and realigned the management structure, creating two distinct business segments. Management announced specific initiatives to implement the strategy, including narrowing its brand portfolio to focus resource deployment on the brands with the most promising growth and profit outlooks. Management also announced plans to aggressively manage its cost structure, to develop stronger retail capabilities and to enhance its supply chain — all to deliver against profitability and shareholder returns goals. The executive leadership team changed as well with several key hires, promotions, and departures. Given these mid-year organizational changes, the Company needed to maintain flexibility with its 2007 annual incentive plan, in order to incent and reward those actions that would contribute to balancing near-term financial results with those decisions and actions associated with implementing initiatives to build longer term value for the Company.

With the new strategy, structure and focus, the Company initiated a re-design of its long-term compensation plans in order to focus key executives on executing the long-term growth plan. The Compensation Committee, working with its independent outside compensation consultant, supported this initiative with its own comprehensive review of compensation programs. Their goal was to streamline, simplify, and connect all executive pay components to the new strategy.

The resulting compensation program is aligned with the critical goals and initiatives of the new growth strategy The new pay program includes elements of both annual incentives and on-going long-term executive compensation, While some components of historical legacy programs remain outstanding for several executives, they do not impact future grants. To more clearly describe compensation design and payments in 2007, the program pay components are identified as “ongoing” and “legacy.” The ongoing components are described in the next section, “Ongoing Components of Compensation,” which includes a summary chart supplemented with additional details as appropriate. The “legacy” components are described in the section labeled “Legacy Compensation Programs.”

Ongoing Components of Compensation

The Company provides a mix of fixed and variable pay and executive benefits. A brief description of each ongoing compensation component and its objectives follows. More detail is provided in subsequent sections.

ONGOING COMPONENTS OF COMPENSATION

Compensation Component	Brief Description	Purpose/Role
Base Salary	Fixed compensation. Salaries are reviewed each year and changes, if any, are typically made in the first quarter. Salary increases are based on a combination of factors, including individual performance, experience and expertise.	Aid in attracting and retaining senior executive team by providing competitive base pay relative to peer companies. Compensate officers for fulfilling core job responsibilities and recognize future potential.

Annual Incentive — a Discretionary Award for NEOs in 2007 only	Variable cash compensation earned based on company and business unit achievement vs. annual operating profit targets as well as contributions to long- term growth plan implementation.	Provide the flexibility necessary to promote and reward the achievement of annual goals that lay the groundwork for strategy execution and longer-term value creation.

Recognize achievement of operating profit targets in performing business units in the new structure.

2007 Long Term Incentives (LTI)	Variable compensation that focuses on performance longer than a year.	Goals set to specific divisional performance as well as overall corporate performance.

At-grant value of award guidelines was doubled in July 2007 to motivate and retain NEOs during the critical formative years of the Long-Term Growth Plan.

• Stock Options	Stock options are granted at fair market value or greater for a 7-year term and vest over 3 years.	Align executive and shareholders’ interests by rewarding increasing stock price and shareholder value.

• Performance Shares	Awards are earned based on earnings and return on invested capital performance.	Align executive and shareholders’ interests by tying reward to key performance commitments of our long-term growth plan, to create a sense of ownership, drive commitment to the Company’s long-term success, and aid in retention during the transition and critical initial years of the new strategy.

Compensation Component	Brief Description	Purpose/Role
Retirement Benefits	Defined contribution 401(k) Savings/Profit Sharing Plan, which provides a match of 50% on up to 6% of salary for participant contributions. NEOs participate in the same plan as the broad-based population. This plan is subject to Internal Revenue Code (“Code”) limits.	Provides competitive benefit. Gives additional security to employees of the Company and aids in retention.

SERP	A supplemental executive retirement plan, which is available to US-based employees who are at a base salary of at least $100,000 (including the NEOs), or whose benefits under the 401(k)/Profit Sharing Plan are expected to be constrained by Code limits.

Essentially equivalent to the broad-based 401(k) plan; primary difference is that participants (including NEOs) may contribute up to 50% of salary, and up to 100% of their annual bonus.	Allows contributions above the Code limits.

Investment options are essentially similar to the Company’s qualified 401(k) plan, but with more limited investment choices.

SERP aids in retention and builds long-term commitment to the Company.

The Company makes a contribution to SERP participants on all base salary in excess of the Code qualified plan compensation limitations. Contributions are comprised of a 3% contribution equal to that of the Company’s maximum 401(k) percentage as well as a contribution equal to the percentage the Board of Directors approves for the annual discretionary Profit Sharing contribution granted to all eligible employees.

Perquisites	Special benefits common to the industry, including executive clothing allowance, transportation or housing allowance, and financial counseling.	Aids in attraction, retention and job satisfaction.

	Typically provided under programs available to and at a similar value provided to a broader group of executives.	Provides industry-competitive program necessary for effective recruiting.

Severance and Change-in- Control (CIC) Agreements	Severance as well as change-in- control agreement for Mr. McComb.	Focus executives on shareholder interests in transition periods.

Compensation Component	Brief Description	Purpose/Role
	Only severance agreements for other NEOs (Messrs. McClure, Scarpa and Warren, and Ms. Granoff).	Provide the Company with non- competition protection. Provide income protection in the event of involuntary loss of employment.

Executive Life Insurance	Provides coverage equal to two times annual base salary for all U.S. employees at Vice President-level and above.	Aid in attraction and retention. Provide competitive benefit.

Insured participants are entitled to any cash surrender value under the policy.

Benchmarking

Total Direct Compensation Benchmarking

The Compensation Committee determines executive officer salary, annual incentive and long-term incentive levels through a review of benchmarking data provided by the Compensation Committee’s consultant and the Company’s Human Resources department. This process starts by identifying the “market” values for each of these elements as well as aggregate total cash compensation (i.e., TCC: base salary plus annual incentive) and total direct compensation (i.e., TDC: total cash compensation plus fair value of long-term incentives). For market comparisons, the Compensation Committee analyzes surveys of both wholesale apparel and retail peers, as well as general industry surveys.

The Compensation Committee believes that it is appropriate to include general industry surveys in the benchmarking process as the Company competes for executive talent both within and outside of its industry. Moreover, few industry peers have directly comparable business characteristics, so the general industry reference is an important gauge of the wider competitive market. The surveys used for benchmarking are listed in the table below. The Committee’s consultant and the Company’s Human Resources department adjust the data for size to ensure comparisons are made to roles at companies of similar size and of similar breadth and scope, taking into account the comparability of NEO roles at the Company to survey roles.

Surveys Used for 2007 Benchmarking

Publisher	Survey Name	Industry
The Hay Group 92 participants	2006 Total Remuneration Report	Retail

ICR 102 participants	2006 Apparel Industry Compensation Survey	Apparel Industry

Mercer HRC 992 General Industry participants 150 Retail/Wholesale participants	2006 Mercer Benchmark Database: Executive	General Industry Retail/ Wholesale

When weighting survey data to determine a consensus value, wholesale apparel and retail survey values were weighted two-thirds or more for all positions except the EVP, Direct Brands. For that position, wholesale apparel and retail survey long-term incentive values were weighted at 50 percent because we believed the values in one survey were too high relative to the other surveys. The values also exceeded LTI values for the other NEO positions and the data from the same survey in prior years.

The Compensation Committee has historically set annualized target TDC levels at the 75th percentile of the TDC survey data, although each individual element may vary from this positioning. (See “Mix of Compensation Elements” below for more detail.) The Compensation Committee considers 75th percentile positioning to be the survey 75th percentile value +/- 15% and does not anticipate changing this positioning in the near future. It is important to note that the 75th percentile positioning is for target purposes only.

Consistent with the Company’s orientation of varying actual compensation with performance, actual TDC levels can be higher or lower than the target based on actual performance achieved. In fact, because financial performance fell below expectations in 2007, actual TCC for 2007 was below 75th percentile levels. In addition, the Company’s stock price declined over the year. As a result, the exercise price of the 2007 stock option grants is significantly greater than the current Company stock price. In addition, 2007 performance shares, should any be earned based on 2008-2009 performance metrics, are currently worth significantly less than their grant value.

The importance of 75th percentile target positioning has been reaffirmed as the Company has sought top talent from the outside to effect its turnaround. The market for talented executives from successful companies is fiercely competitive. The ability to offer above-average TDC opportunities was critical to attract the caliber of leader that could help the Company execute its long-term growth plan. On an annualized basis, only Mr. McClure’s target TDC is above the targeted +/-15% range (125% of 75th percentile total direct compensation, including the annualized at-grant value of 2007 equity grants) as a result of historical compensation decisions. On a non-annualized basis, target TDC for all NEOs except Mr. Scarpa exceeds this range because of enhanced 2007 equity grants (see discussion of “Long-Term Incentive Compensation” below) and sign-on grants provided to Mr. Warren upon hire. These additional grants represent one-time actions and they will not flow through to later years.

In addition to reviewing survey data, the Compensation Committee uses a proxy peer group of wholesale apparel and retail companies as a secondary benchmarking reference to compare individual executive pay levels and to better understand peer practices. Peer group pay, historically, has been similar to or higher than the survey data. This difference provides further rationale for higher positioning versus the survey data. The Compensation Committee reviews the peer group of companies at least annually and periodically updates it so that it remains relevant. The 2007 proxy peer group adopted in March 2007 included the following 18 companies: Abercrombie & Fitch, American Eagle Outfitters, Ann Taylor Store Corporation, Coach, Inc., Dillards, Inc., Estee Lauder, The Gap, Inc., Jones Apparel Group, Inc., Kellwood Company, Limited Brands, Inc., NIKE, Inc., Nordstrom, Inc., Philips Van-Heusen Corporation, Polo Ralph Lauren Corporation, Quicksilver, Saks, The Talbots, Inc., and VF Corporation. American Eagle Outfitters and Estee Lauder were added to the peer group in 2007 for several reasons: their comparable size to the Company, business model similarity, and role as a source and destination for executive talent. Federated Department Stores was removed because of its large size following the acquisition of May Department Stores. Tiffany & Co. was removed because of its limited wholesale and apparel revenues.

Benefits and Perquisites Benchmarking

The Compensation Committee’s philosophy is that NEOs should not be treated markedly differently from other executives or the broader population in the design of their benefits, nor should perquisites extend beyond those typically available in the industry to NEOs and other executives. The Company’s Human Resources department benchmarks benefits and perquisites periodically, with the last review of retirement, SERP, Executive Life and Financial Counseling occurring in 2007. Clothing, transportation and housing allowances will be reviewed in 2008. Based on this review, the Committee believes these benefits are at or below competitive practice for the Company’s industry peers.

Mix of Compensation Components

The table below summarizes both the ongoing target TDC mix and the actual TDC mix for 2007. The target mix favors variable over fixed pay, consistent with the Compensation Committee’s objective of paying for performance. While aggregate target TDC levels are positioned at the 75th percentile as discussed in the “Benchmarking” section above, the mix of individual pay elements varies from the 75th percentile mix as follows:

•	For Messrs. Scarpa and McClure and Ms. Granoff, the target mix is more heavily weighted toward base salaries and less towards long-term incentives because of base salary commitments that were made to attract talent and retain them given the current business transition;

•	Mr. McClure’s annual incentive mix is higher than the 75th percentile mix.

2007’s actual TDC mix was more weighted to long-term incentives than the ongoing target TDC mix. This difference in mix is due to the fact that the Committee approved enhanced long-term incentive grants to the NEOs in July 2007 in concert with the communication of the long-term growth plan to investors. In addition, annual incentives were reduced for Messrs. McComb, Scarpa, and McClure (See discussions of “Annual Cash Incentive Plan” and “Long-Term Incentive Compensation” below).

TDC Mix

	“Ongoing Target TDC Mix”			Actual 2007 TDC Mix (Including Actual Annual Cash Incentive Payments and Enhanced LTI Grants)
		Performance-Based Compensation			Performance-Based Compensation
		Target	Fair Value of		Target	Fair Value of
	Base	Annual	Long-Term	Base	Annual	Long-Term
NEO	Salary	Incentive	Incentives	Salary	Incentive	Incentives

McComb	22%	22%	56%	15%	4%	81%

Scarpa	36%	27%	36%	31%	8%	61%

Granoff	42%	31%	27%	32%	24%	44%

Warren	32%	24%	44%	16%	12%	72%

McClure	42%	31%	27%	39%	10%	51%

Base Compensation

The Compensation Committee reviews NEO salaries annually and upon any material change in duties. As reported in last year’s proxy, the Board of Directors appointed Mr. Scarpa Chief Operating Officer in January 2007, at which time the Compensation Committee approved a salary increase of approximately 39%. Mr. Scarpa’s compensation changes reflected the Compensation Committee’s assessment of the increased scope of responsibilities related to his promotion, the increasing complexity of his role, and recognition that his experience and skill would be valuable both within and outside the Company’s industry. Ms. Granoff received an approximately 26% salary increase in recognition of her increased responsibilities related to her promotion to EVP, Direct Brands. The Compensation Committee also approved a salary increase for Mr. McClure of approximately 7%, reflecting the criticality of the human resources function to the execution of the long-term growth plan. These increases are reflected in the base salaries reported in the Summary Compensation Table. As recent hires, Messrs. McComb and Warren did not receive salary increases in 2007. In addition, no NEOs received salary increases during the regular 2008 salary review cycle. In general, the Company and the Committee would prefer to make compensation increases for the NEOs in the incentive components of pay, particularly for those with a higher proportion of base salary in their TDC mix at target.

Annual Cash Incentive Plan

Mid-year, the Compensation Committee decided to forgo the annual incentive metrics established at the beginning of the year for the 162(m) executives and introduced a discretionary annual incentive plan in its place that reflected the changes in organization structure and projected business performance for 2007 only. The Committee felt it was important to keep executives motivated in light of significant declines in sales and profits compared to projections due to macroeconomic conditions and increasing pressures in the domestic wholesale business as well as the amount of change introduced by the implementation of the Company’s long-term growth plan, particularly the strategic review of 16 of the Company’s brands. The Committee and the CEO determined that the discretionary plan would be based on a qualitative assessment of 2007 performance with emphasis on second half accomplishments in operating profit performance and strategy execution. As a discretionary plan, payments were not tax deductible under 162(m), as the original plan would have been (see “Tax and Accounting” section below for more detail).

To determine final bonuses, the Compensation Committee evaluated second half operating profit performance for the Company as a whole and for the individual divisions compared to new second half expectations established in May, when the Company was beginning its realignment efforts. Based on this assessment, the Compensation Committee determined that Messrs. McComb, Scarpa, and McClure would receive 25% of their target annual incentive awards (well below 75th percentile target levels), and Ms. Granoff would receive 100%. The actual amounts paid are provided in the Bonus column of the Summary Compensation Table. Messrs. McComb, Scarpa, and McClure’s bonuses were reflective of the performance of the Company as a whole and also recognized their efforts in implementing long-term growth plan commitments related to cost reduction, talent acquisition, and retention. Ms. Granoff’s incremental award recognized the critical contributions she made as the company transitioned to the long-term growth plan and her leadership in managing the Direct Brands businesses, and particularly Juicy Couture, which was the most significant positive driver of Company earnings performance for the year. Her award was paid 25% in cash and 75% in stock. Consistent with the Company’s stock ownership requirements (see discussion of “Stock Ownership Guidelines” below), Ms. Granoff must retain 75% of the shares awarded (net of the shares used to satisfy tax withholding requirements), thereby increasing her alignment with shareholder interests and providing greater advancement toward her 2X base salary ownership requirement. Mr. Warren’s annual incentive was paid at 100% of target based on the guaranteed bonus committed to him at the time of his employment.

Long-Term Incentive Compensation

Prior to 2007, long-term incentives for NEOs comprised a variety of vehicles created for different purposes at different points in time. These plans included annual service-vested restricted stock grants and the legacy plans discussed in the “Legacy Compensation Programs” section below. Coincident with the development of the Company’s long-term growth plan, the Committee asked Semler Brossy and management to reconsider the long-term incentive design in order to make it simpler and more performance-focused and to create better alignment with the long-term growth plan commitments. As a result, the long-term incentive program for senior executives was simplified to include two vehicles: stock options and performance shares. Stock options are meant to reward the creation of long-term shareholder value, and performance shares focus on growth in operating profit and return on invested capital (ROIC), which measure the success of strategy execution over time. Improvements in both metrics are critical components of the long-term growth plan.

Annual grants to the NEOs are split equally between the performance shares and stock options on an at-grant fair value basis1 to balance the emphasis between achieving intermediate term objectives and laying the groundwork for sustainable long-term growth and shareholder value creation. To generate excitement and spur motivation to execute the strategic plan, the initial grants under the new design were double the guideline levels shown below for all NEOs except Mr. McComb. Guideline levels were developed to be consistent with the targeted TDC mix

1 Stock option value was determined using the binomial value of 28% of fair market value (see “Accounting Assumptions”, below), and performance share awards were assessed at face value using a share price of $36.65.

discussed in the “Mix of Compensation” section above, and also fall within the 75th percentile TDC positioning, described in “Benchmarking” above, on an annualized basis. The Committee chose to grant Mr. McComb an award equal to 2.2 times his guideline level to recognize his role as leader of the business and architect of the turnaround. The additional enhancement also more closely aligned Mr. McComb’s annualized target TDC with 75th percentile positioning. Mr. Warren also received additional grants of service-vested restricted stock at hire to offset opportunities he forfeited by leaving his former employer and as an inducement to join the Company (see “Grants of Plan-Based Awards” table for more detail on 2007 grants).

Annual Equity Grant Guideline As A Percent of Salary

2007
Guideline
Award
NEO	Level

McComb	250%
Scarpa	100%
Granoff	70%
Warren	140%
McClure	65%

The Committee decided to raise Ms. Granoff’s guideline opportunity to 75% of salary in 2008 and provide her with an additional double guideline grant in recognition of her leadership of a growth area for the Company and in order to increase the percentage of her pay subject to the long-term performance of the Direct Brands.

Metrics for the 2007 performance share grants are based on growth in operating profit and ROIC, the two key metrics in the long-term growth plan. For corporate executives (i.e., all NEOs, except for Ms. Granoff) goals were set based on growth in corporate operating profit for the period covering the end of fiscal 2007 through the end of fiscal 2009 and 2009 ROIC. Ms. Granoff’s award is earned 75% based on cumulative combined division operating profit for the Juicy Couture and Lucky Brand Jeans businesses in 2008 and 2009, which increases her line-of-sight and urgency to deliver divisional results at or above target levels. The remaining 25% of her award is earned based on 2009 corporate ROIC, similar to the corporate executives. This enterprise-wide metric (along with the grant of stock options) maintains her alignment with the overall leadership team goals. All goals were set consistent with the long-term growth plan of 18% compound annual growth in corporate operating profit over 2008 and 2009.

2008 performance share grants will measure performance 50% based on 2008 results and 50% on 2010 results. The metrics and weightings for the time periods are as follows:

Named Executive Officer	Operating Profit	ROIC
All NEO’s (except Ms. Granoff)	50% Corporate Operating Profit	50% Corporate ROIC
Ms. Granoff	75% Cumulative Combined Division Operating Profit for the Juicy Couture and Lucky Brand Jeans businesses	25% Corporate ROIC

The shares earned based on 2008 only performance will cliff-vest after an additional two years. The decision to base 50% of the 2008 performance shares on a one-year performance period reinforces the importance of delivering on annual commitments. The two-year vesting period once this 50% portion of the award is earned is intended to communicate the importance of sustaining performance beyond the one-year period and to encourage retention over the three-year period.

Equity Grant Policy

The Company has a formal equity grant policy that provides for all equity grants to be approved at Compensation Committee meetings (and documented in the Committee minutes) or, within certain limitations, approved by delegation by the CEO and Chairman of the Compensation Committee (and reported to the Committee at the next meeting) with a grant date of the first trading day of the month following approval.

For option awards, the exercise price equals the higher of the closing stock price on the grant date or the closing stock price on the first date the trading window is open if the grant date occurs during a trading black-out period.

All stock grants to new hires, or on account of promotions or performance of selected executives, are approved at Compensation Committee meetings or by delegation following the date of hire, promotion, or awarded performance, with the grant date determined as described above.

LEGACY COMPENSATION PROGRAMS

These programs represent long-term incentive programs in which Messrs. McClure and Scarpa participated during prior years. When the Committee and management conducted their review of the long-term incentive design (see “Long-Term Incentive Compensation” section above), they determined that these awards and plans would be discontinued as part of the ongoing long-term incentive plan design. These awards did not influence the level of awards provided to either Mr. Scarpa or Mr. McClure in 2007.

Legacy Special Performance Shares

In January 2006, the Compensation Committee granted performance-based restricted shares as retention awards to 10 key senior executives, including Messrs. McClure and Scarpa, as motivation to achieve necessary cost-savings goals in 2006 and as additional retention incentives through the CEO leadership transition period. The earning of these awards was a function of performance against the operational goal set. Vesting occurred 50% at the time of achievement of the goal and 50% one year later.

The vesting metrics for these performance shares were the achievement of savings under the Company’s 2006 streamlining initiatives, equal to or exceeding $18 million. This operational measure was met in 2006, as reviewed and determined by the Compensation Committee in March 2007. Therefore, under the plan, 50% of these shares became vested to Messrs. McClure and Scarpa on March 19, 2007, and the remaining 50% vested in January 2008. These amounts are reflected in the “Outstanding Equity Awards” table below.

Legacy Long-Term Performance Plan

In its 2005 executive compensation review, the Committee introduced a long-term cash-based performance plan (LTPP) intended to fill a perceived competitive shortfall in LTI opportunity, create a balance to an otherwise equity-based LTI program, and aid in retention. Initial awards under the LTPP were made in March 2005. These awards would provide for cash payments based on the performance by the Company against targets for EPS growth (25%), ROIC (50%) and total shareholder return relative to the 2005 proxy peer group (25%, see the Company’s 2006 Proxy Statement for the applicable peer group list), over the fiscal 2005-2007 performance period. No additional awards or participants have been added since the introduction of this plan. The three-year goals were not achieved, and no awards were paid under the plan in 2007.

Legacy Growth Shares and Key Associate Performance Shares and Other Equity Awards

In 2004 and 2005, the Compensation Committee granted a series of performance accelerated restricted shares under its Growth Share (“G Shares”) and Key Associate Performance Shares (KAPS) programs to executives, including Messrs. Scarpa and McClure. The G-Shares were granted broadly to approximately 125 executives, while the KAPS program was intended to be more selective, recognizing only a limited number of senior executives each year based on individual performance, retention risk, and expected future contribution. Both plans were intended to combine corporate and personal performance with retention, as well as to help further align the executive’s interests with those of shareholders by building the executive’s stock ownership.

Shares under both programs vest over time, although both also include the possibility for accelerated vesting based on the achievement of pre-established performance requirements, as shown in the table below. The possibility of accelerated vesting was intended to add a motivational aspect to an otherwise retention oriented incentive and maintained fixed accounting under APB-25, which provided the accounting guidance for share-based compensation at the time these shares were granted.

Accelerated Vesting Criteria

	Performance Requirement for Accelerated Vesting	Time Period for Acceleration
G-Shares	Meeting or exceeding 50th percentile TSR vs. designated peer group from grant date	Initial 3 year performance period of 2004-2006; re-evaluated quarterly, until performance requirement achieved, or time vesting is completed on January 19, 2010.
KAPs	Company sales growth and operating margin (50%) Personal initiatives (50)%	December, 2006 (Mr. Scarpa) December, 2007 (Mr. McClure)

As of December, 2007, the performance requirement on the G-Shares had not been achieved. The performance requirements on Mr. Scarpa’s KAPs were determined by the Committee to be met based on review of achievement of financial and non-financial goals at the end of 2006, so his KAPs were accelerated, and these amounts are included in the “Options Exercised and Shares Vested” table. Mr. McClure’s KAPs became eligible for accelerated vesting at the end of 2007, however performance requirements against financial and non-financial goals were determined by the Committee to not be met and so these shares will default to the time-based vesting schedule.

Since they were intended to be individual recognition awards, vesting for KAPS is also accelerated in the event of the death, disability, or retirement of the executive. Additionally, vesting of outstanding KAPS and G-Shares would be accelerated upon a change in control.

Other

In March 2007, the Compensation Committee approved a special restricted share grant of 1,650 shares vesting 50% on first anniversary and 50% on second anniversary for Mr. McClure in recognition of his contributions to the CEO succession efforts during 2006.

When Ms. Granoff was hired in 2006, she received a performance stock grant of 8,100 shares to be earned based on a discretionary assessment of her contributions as a Group Vice President. These shares were determined by the Committee to be earned based on evaluation of her achievement in 2007 of the goals established at her hire in 2006 as Group President, Direct-to-Consumer. Under the Company’s executive stock ownership guideline, a minimum of 75% of these shares (net of shares withheld to cover tax obligations) must be retained until she has achieved her guideline holding of two times her base salary.

Stock Ownership

In order to align executives’ interests with the interests of our shareholders, the Compensation Committee encourages ownership of Company Common Stock by its officers and employees. The Company accomplishes this in a number of ways, including: making stock option and other equity-based awards under the Company’s equity plans; providing the opportunity for employees to invest in the Company’s Common Stock under the Company’s 401(k) Plan; and, the adoption of specific stock ownership guidelines for our executives.

The Compensation Committee has adopted executive stock ownership guidelines, which apply to the NEOs as well as other senior executives in the Company. Individuals are asked to accumulate a targeted number of shares of Company Common Stock having a value established through a multiple of base salary. The multiples of base salary for the NEOs are:

•	Five times for the CEO; and

•	Two times for the other NEOs.

Until the applicable multiple of salary requirement is met, the guidelines require the executive to retain 75% of the shares: (1) received as awards of restricted stock and performance shares from the Company, after withholding of shares for satisfaction of the executive’s tax obligations, or (2) obtained upon exercise of stock options received from the Company, after withholding of shares for payment of the option exercise price and for satisfaction of the executive’s tax obligations. The Company’s objective is to have executives reach their guideline within five years, provided that in the event of a promotion which results in an increase in the number of shares required to be held, the individual is provided five years to meet the new requirements, starting from the promotion date.

Supplemental Executive Retirement Benefits

The Company’s unfunded Supplemental Executive Retirement Plan (“SERP”) is designed to make up for the limitations imposed by the Code on profit sharing and matching contributions under the Company’s tax-qualified Savings Plan and provide additional income deferral opportunities consistent with the practice of peer companies. Plan details are provided in the narrative to the “Nonqualified Deferred Compensation” table on page 35.

Perquisites

The Company’s overall value proposition is to offer a package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to a broader employee population. The NEOs receive the same medical, dental, vision, employee discount and 401(k) benefits provided to the broader associate population. The perquisites provided to NEOs are available to other executives in the Company including:

•	An Executive Life Insurance Program providing coverage equal to two times annual base salary;

•	Transportation/commuting expense allowances;

•	Clothing allowance; and

•	Financial counseling.

In addition, the Company leases an apartment in New York City for Mr. McComb’s personal use. The value associated with this apartment is reported in the Summary Compensation Table and is taxable income to Mr. McComb, for which he receives no tax gross-up.

Severance and Change-in-Control Agreements

Mr. McComb is provided with a change-in-control arrangement under his Executive Termination Benefits agreement and has severance provisions as part of his employment agreement. For Mr. McComb, the severance agreement was intended to aid his transition into the Company. His agreement has specific provisions which provided for limited equity acceleration in the event he was terminated within a year and additional equity acceleration as his tenure progresses. Under the terms of his agreements, Mr. McComb is entitled to parachute excise tax gross ups in the event that the aggregate value of all covered payments exceeds the maximum amount which can be paid to him without his incurring an excise tax. The Board chose to provide the gross-ups to match competitive practices and to preserve the level of change in control severance protection provided through the employment agreements and other compensation plans. See “Severance and Change-In-Control Arrangements”, beginning on page 36 and “Tax and Accounting Considerations” below for more discussion.

Messrs. McClure2 and Scarpa have severance agreements that went into effect in January 2006. Ms. Granoff and Mr. Warren have severance agreements that went into effect upon their dates of hire in August 2006 and July 2007, respectively. The Compensation Committee determined that these severance agreements would aid in retention of key executives during the Company’s CEO leadership transition in January 2006, and convey to the recipients the Company’s commitment to them. These agreements are designed to encourage continued attention and dedication to the executive’s duties in the face of potential distractions, such as concern over future employment. These agreements automatically renew in one-year increments.

The Committee undertook a study of competitive severance and change-in-control practices in 2006 so that these agreements would be designed to be consistent with practices prevalent within the industry and the Fortune 500. Based on the findings of the competitive review, the Compensation Committee believes that all aspects of its current agreements with the NEOs are within competitive norms, and comply with all applicable regulatory requirements.

Other Change in Control Provisions

All stock-based awards were granted under one of the stockholder-approved stock incentive plans. The majority of stock-based awards currently outstanding were granted under the 2000 and 2002 Stock Incentive Plans and include single-trigger change in control provisions, whereby any unvested restricted stock or options vest upon a change-in-control, as defined in such plans. The 2005 Stock Incentive Plan reflects the Company’s adoption of “double-trigger” change in control provisions, whereby any unvested restricted stock or options vest upon a change-in-control and employment termination, as defined in such plans. The Company chose to institute a “double-trigger” mechanism because it believes that executives are only materially harmed if a change in control results in termination without cause or termination by the executive for good reason. The use of a single-trigger could result in significant payments even if the executive’s position, responsibilities, and compensation were unaffected. The Company chooses to provide vesting following a good reason termination because it believes that such a termination is conceptually the same as an actual termination by the Company without cause, and because it believes that potential acquirers would otherwise have an incentive to constructively terminate NEOs to avoid paying severance.

Tax and Accounting Considerations

Tax Considerations

The Compensation Committee intends to structure compensation for executive officers so that it is tax deductible to the Company to the extent feasible and takes the tax deductibility of compensation into account when making compensation decisions. The Committee took into account that the following compensation may not be fully deductible when paid:

•	Mr. McComb’s base salary over $1 million;

2 The Company and Mr. McClure have agreed that he will step down from his position as Senior Vice President-Human Resources on or about July 1, 2008, and that he will continue to remain with the Company through December 31, 2008. A Current Report on Form 8-K concerning his departure has been filed in accordance with Securities and Exchange Commission requirements.

•	2007 annual incentive payments which, when combined with salary and other non-deductible compensation, aggregated in excess of $1 million;

•	Time-vested restricted stock granted to Messrs. McComb and Warren upon hire; and

•	KAPS and G-Shares.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. The Company strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain individuals who receive excess parachute payments in connection with a change in control of the Company. As discussed above, Mr. McComb is entitled to certain payments upon termination of his employment, including termination following a change in control of the Company. Under the terms of his agreements, Mr. McComb (as described under Severance and Change-In-Control Arrangements, beginning on page 36) is entitled to tax gross ups in the event that the aggregate value of all covered payments exceeds the maximum amount which can be paid to the executive without the executive incurring an excise tax, subject to certain limitations. To the extent that payments are classified as excess parachute payments, the Company’s tax deduction would be disallowed under Section 280G.

The vesting of the Company’s stock awards is currently structured to accelerate in the event of a change-in-control and qualifying termination of employment. This acceleration could contribute significantly to potential excess parachute payments.

Accounting Considerations

Stock options, restricted stock, and performance shares are accounted for based on their grant date fair value, as determined under SFAS 123(R) (see Notes 1 “Basis of Presentation and Significant Accounting Policies — Share Based Compensation” and 16 “Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007.) Because the performance shares include financial performance conditions, the compensation cost of the awards will be reversed if the performance conditions are not met or the employee does not remain employed by the Company throughout the performance period.

Adjustment or Recovery of Awards

The Company has not adopted a formal or informal policy regarding the adjustment or recovery of awards in connection with a restatement or adjustment of financial statements that would otherwise have resulted in a reduction in the size of the award or payment. The Company has not experienced any situations or occasions that would result in a reduction in the size of the award or payment. If the Company were to experience such an adjustment in the future, the Committee would assess the circumstances relating to the adjustment and take such legally permissible actions as it believes to be appropriate.

BOARD COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation

Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders and the Company’s Annual Report on Form 10-K for 2007.

DANIEL A. CARP
RAUL J. FERNANDEZ
ARTHUR C. MARTINEZ (Chair)

The foregoing Board Compensation Committee Report does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for services in all capacities for the 2007 fiscal year of the Principal Executive Officer, the Principal Financial Officer, and the other three most highly compensated executive officers of the Company serving as such as of December 29, 2007 (each a “Named Executive Officer” and collectively, the “Named Executive Officers”):

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)	($)	($)(4)	Total ($)

William L. McComb	2007	1,300,000	325,000	2,985,562	1,504,965	—	—	216,498	6,332,025
PEO	2006	177,500	400,000	222,104	114,527	—	—	29,918	944,049
Chief Executive Officer

Andrew C. Warren	2007	263,541	616,000	308,342	131,752	—	—	10,320	1,329,955
PFO Chief Financial Officer

Michael Scarpa	2007	878,397	168,750	631,603	266,035	—	—	54,773	1,999,558
Chief Operating Officer	2006	646,633	—	920,543	218,913	—	—	57,897	1,843,986

Jill Granoff	2007	754,166	159,375	265,732	141,781	—	—	37,953	1,359,007
Executive Vice President — Direct Brands

Lawrence D. McClure(5)	2007	502,708	95,625	728,233	170,788	—	—	57,758	1,555,112
Senior Vice President,	2006	464,583	—	539,092	164,061	—	—	61,838	1,229,574
Human Resources

(1)	Includes amounts deferred under the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”) and the Company’s 401(k) Savings and Profit-Sharing Plan (the “Savings Plan”).

(2)	For Mr. McComb, the Fiscal 2006 bonus amount reflects a sign-on bonus which Mr. McComb received pursuant to his employment agreement (see “Employment Agreements — William L. McComb” on page 32). For Mr. Warren, the Fiscal 2007 bonus amount includes a sign-on bonus of $185,000 which Mr. Warren received upon commencing employment with the Company. For a discussion of bonus decisions relating to the 2007 fiscal year, see the Compensation Discussion and Analysis, above.

(3)	The amount indicated reflects the dollar amount recognized by the Company for financial statement reporting purposes with respect to the applicable fiscal year for the fair value of stock or options (as applicable) granted to each of the Named Executive Officers in fiscal 2007 and in prior fiscal years under SFAS 123(R), “Share-Based Payments,” without consideration of forfeiture relative to the executive’s continued employment. See Note 1 “Basis of Presentation and Significant Accounting Policies — Share-Based Compensation” and Note 16 “Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (the “2007 10-K”).

(4)	The amounts under the column “All Other Compensation” include (i) profit sharing contributions under the Savings Plan (which are determined by the Board of Directors based on the Company’s performance, subject to limitations on the contribution amount under IRS regulations) — no contributions were made for fiscal 2007; (ii) matching contributions under the Savings Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations); (iii) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company’s Executive Life Insurance Program under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary; (iv) Company contributions to the executive’s SERP account (which are designed to make up for the limitations imposed by IRS regulations on profit sharing and matching contributions under the Savings Plan) (the “Company SERP Contributions”) with respect to services rendered during the applicable fiscal year; and (v) perquisites and other personal benefits.

The following table provides information regarding specific amounts included as All Other Compensation for fiscal 2007:

		Savings	Supplemental					Financial
	Profit	Plan	Life	Company			Clothing	Counseling	Legal
	Sharing	Matching	Insurance	SERP	Housing	Transportation	Allowance	Fee	Fees	Total
Name	$	$	$	$	$(a)	$(b)	$(c)	$(d)	$(e)	$

William L. McComb	—	6,712	9,988	—	113,117	27,147	6,634	12,900	40,000	216,498

Andrew C. Warren	—	—	—	—	—	3,987	3,133	3,200	—	10,320

Michael Scarpa	—	6,733	11,799	19,602	—	2,220	1,519	12,900	—	54,773

Jill Granoff	—	6,750	4,571	12,104	—	8,700	5,828	—	—	37,953

Lawrence D. McClure	—	6,660	10,663	8,331	14,321	—	4,883	12,900	—	57,758

(a)	For Mr. McComb, “Housing” reflects the cost to the Company for an apartment the Company leases in New York City for Mr. McComb’s use. For Mr. McClure, “Housing” reflects a housing allowance.

(b)	For Ms. Granoff and Messrs. Scarpa and Warren, “Transportation” represents reimbursement for parking expenses. For Mr. McComb, “Transportation” reflects the cost to the Company for car services not related to a Company business purpose.

(c)	The amount indicated reflects the actual clothing allowance utilized (based on prices which are net of the usual discount offered to all Company employees for the purchase of Company products.)

(d)	The amount indicated represents the cost to the Company for financial advisory services provided to the executive by a third-party financial consultant.

(e)	The amount indicated for Mr. McComb represents the cost to the Company, pursuant to the terms of his Employment Agreement, for legal services provided to Mr. McComb by a third-party in connection with the negotiation of Mr. McComb’s employment arrangements in 2006.

(5)	The Company and Mr. McClure have agreed that he will step down from his position as Senior Vice President-Human Resources on or about July 1, 2008, and that he will continue to remain with the Company through December 31, 2008. A Current Report on Form 8-K concerning his departure has been filed in accordance with Securities and Exchange Commission requirements.

Grants of Plan-Based Awards Table

									All Other
					Estimated			All Other	Option		Grant
					Future			Stock Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Payouts Under			Number of	Number of	or Base	Value for
		Under Non-Equity Incentive Plan			Equity Incentive			Shares of	Securities	Price of	Stock and
		Awards			Plan Awards			Stock	Underlying	Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	(#)(1)	($)	($)	(#)(2)	($)	(#)(3)	(#)(4)	($/Sh)	(5)

William L. McComb	7/13/07								348,370	36.65	3,532,472
PEO	7/13/07				24,385	97,540	146,310				3,574,841
	3/19/07	325,000	1,300,000	2,600,000

Andrew C. Warren	7/13/07								77,960	36.65	790,514
PFO	7/13/07							16,230			594,829
	7/13/07							9,550			350,007
	7/13/07				5,458	21,830	32,745				800,070
	7/13/07	107,813	431,250	862,500

Michael Scarpa	7/13/07								87,700	36.65	889,278
	7/13/07				6,140	24,560	36,840				900,124
	3/19/07	168,750	675,000	1,350,000

Jill Granoff	7/13/07								53,600	36.65	543,504
	7/13/07				3,753	15,010	22,515				550,117
	3/19/07	159,375	637,500	1,275,000

Lawrence D. McClure	7/13/07								32,160	36.65	326,102
	7/13/07				2,250	9,000	13,500				329,850
	3/19/07	95,625	382,500	765,000
	3/12/07							1,650			71,924

(1)	For a discussion of annual cash incentive awards, see the Compensation Discussion and Analysis. Actual cash bonuses paid for fiscal 2007 are reflected in the “Bonus” column of the Summary Compensation Table.

(2)	Reflects performance shares which are earned based on the achievement of certain growth in operating profit and return on invested capital targets, for performance through fiscal year 2009, with the number of shares earned ranging from 0 to 150% of the target amount. For a discussion of these performance shares, see the Compensation Discussion and Analysis.

(3)	The restricted shares included under the column “All Other Stock Awards” were granted under the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”). This column does not include 26,352 shares of Common Stock granted to Ms. Granoff on March 3, 2008.

(4)	The options included under the column “All Other Option Awards” were granted under the stockholder approved Liz Claiborne, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”).

(5)	Amounts calculated utilizing the provisions of SFAS 123(R), “Share-Based Payments.” See Note 1 “Basis of Presentation and Significant Accounting Policies — Share-Based Compensation” and Note 16 “Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2007 10-K.

Narrative Description of 2007 Compensation and Equity Awards.

Salary and Bonus.

For a discussion of 2007 salary and bonus compensation for the Named Executive Officers, see the Compensation Discussion and Analysis, above.

Equity Awards.

Restricted Stock. In 2007, the Compensation Committee of the Board of Directors awarded (a) 25,780 restricted shares to Mr. Warren upon commencement of his employment with the Company (16,230 of these shares vesting in equal amounts on each of the second and third grant date anniversary and 9,550 of these shares vesting on the fifth grant date anniversary); and (b) 1,625 time-vesting restricted shares to Mr. McClure, which vest in equal amounts on the first and second grant date anniversary. The shares described above are subject to restrictions on transfer and risk of forfeiture until earned by continued service from the grant date.

Dividends accrue on all of the restricted shares at the same rate payable to all holders of Common Stock and are forfeitable until the underlying shares vest. All such dividends are converted to shares of Common Stock upon the underlying shares vesting.

Options. In 2007, options to purchase shares of Common Stock were granted by the Compensation Committee under the 2005 Stock Incentive Plan to the Named Executive Officers. Options become exercisable in three annual installments, with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a termination of employment following a change in control or an approved retirement. Under the 2005 Stock Incentive Plan, a change in control occurs if: (i) any person acquires 35% or more of the then outstanding shares of Common Stock; (ii) the election or appointment during any 12 month period of a majority of directors not endorsed by a majority of the board members in place prior to such election or appointment; or (iii) the sale of all or substantially all of the assets of the Company. These options expire on the seventh anniversary of grant, subject to earlier expiration upon termination of employment.

Performance Shares. In 2007, the Compensation Committee awarded performance shares to the Named Executive Officers. Performance shares are earned based on the achievement of certain growth in operating profit and return on invested capital targets, for performance through fiscal year 2009, with the number of shares earned ranging from 0 to 150% of the target amount. For a discussion of these performance shares, see the Compensation Discussion and Analysis.

Employment Agreement.

William L. McComb. On October 13, 2006, the Company entered into an employment agreement with Mr. McComb (the “Employment Agreement”), relating to the hiring of Mr. McComb as the Chief Executive Officer of the Company and his appointment as a member of the Board of Directors of the Company as of November 6, 2006. The Employment Agreement carries an initial term of three years. The Company can extend the term of the Employment Agreement beyond the initial three years.

Pursuant to the Employment Agreement, the Company has agreed to pay Mr. McComb a base salary of not less than $1,300,000 per year. Mr. McComb will participate in the Company’s Section 162(m) Cash Bonus Plan with a target bonus for each fiscal year of his employment equal to 100% of his base salary. For each year, the Compensation Committee will establish performance thresholds and, depending on the Company’s performance, Mr. McComb could be entitled to as little as no bonus or as much as 200% of his base salary.

Mr. McComb received a hiring bonus of $400,000 as an offset for a forfeited annual bonus at his former employer for the 2006 year. With respect of the Company’s 2006 performance, Mr. McComb was eligible for a target bonus, prorated for the number of days in 2006 during which he was employed by the Company, based upon the achievement of the Company against the previously established earnings per share and return on invested capital goals for fiscal 2006. As with other Named Executive Officers, Mr. McComb received no bonus for the Company’s 2006 performance.

As part of the Employment Agreement, Mr. McComb was awarded the following equity grants: (i) options to purchase 185,200 shares of Common Stock that will vest 25% on the first anniversary of the grant date, 25% on the second anniversary and 50% on the third anniversary, with an exercise price of $41.78 (the closing price of the Company’s Common Stock on November 6, 2006); (ii) “premium priced” options to purchase 63,150 shares of the

Company’s Common Stock that will vest 25% on the first anniversary of the grant date, 25% on the second anniversary and 50% on the third anniversary, with an exercise price of $50.136 (equal to 120% of the closing price of the Company’s common stock on November 6, 2006); (iii) 76,355 restricted shares of the Company’s common stock that will vest one third on each of on the first, second and third anniversaries of the grant date (the “Make-Whole Restricted Shares”); and (iv) 62,500 restricted shares of the Company’s common stock that vest on the fifth anniversary of the grant date (the “Other Restricted Shares”). Mr. McComb’s award of the Make-Whole Restricted Shares under the Employment Agreement is intended as an offset for forfeited performance awards at Mr. McComb’s former employer. In accordance with the terms of the grant, 25,447 of the Make-Whole Restricted Shares vested on November 6, 2007. Shares received upon exercise of the options, as well as the Other Restricted Shares, are subject to certain transfer restrictions that will lapse in full on December 31, 2010.

Mr. McComb has agreed not to divulge the Company’s confidential information at any time before or after his employment with the Company ceases. Additionally, Mr. McComb has agreed to non-competition, non-solicitation and non-disparagement covenants during his employment term and for 18 months thereafter.

In conjunction with the Employment Agreement, the Company and Mr. McComb have also entered into an Executive Termination Benefits Agreement. For a description of this agreement, see “Severance and Change-In-Control Arrangements,” beginning on page 36.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
								Plan	Payout
								Awards:	Value of
								Number of	Unearned
	Number						Market	Unearned	Shares,
	of	Number of				Number of	Value of	Shares,	Units or
	Securities	Securities				Shares or	Shares or	Units or	Other
	Underlying	Underlying				Units of	Units of	Other	Rights
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights	That
	Options	Options	Option	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Grant	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	Date	($)	Date(1)	(#)(2)	($)	(#)(2)	($)

William L. McComb	46,300	138,900	11/6/2006	41.78	11/6/2013	113,403	2,285,070
PEO	15,787	47,363	11/6/2006	50.136	11/6/2013
	0	348,370	7/13/2007	36.65	7/13/2014

Andrew C. Warren	0	77,960	7/13/2007	36.65	7/13/2014	25,780	519,467
PFO

Michael Scarpa	24,000	—	1/16/2001	22.4065	1/16/2011	34,550	696,182
	40,000	—	1/24/2002	25.9400	1/24/2012
	40,000	—	3/12/2003	28.1000	3/12/2013
	25,000	—	3/4/2004	37.2400	3/4/2014
	6,000	6,000	3/7/2005	40.7500	3/7/2012
	3,750	11,250	2/27/2006	36.7000	2/27/2013
	0	87,000	7/13/2007	36.65	7/13/2014

Jill Granoff	3,750	11,250	8/31/2006	37.37	8/31/2013	10,000	201,500
	0	53,600	7/13/2007	36.65	7/13/2014

Lawrence D. McClure	35,000	—	1/24/2002	25.9400	1/24/2012	40,900	824,135
	32,000	—	3/12/2003	28.1000	3/12/2013
	23,000	—	3/4/2004	37.2400	3/4/2014
	6,000	6,000	3/7/2005	40.7500	3/7/2012
	3,750	11,250	2/27/2006	36.7000	2/27/2013
	0	32,160	7/13/2007	36.65	7/13/2014

(1)	Options become exercisable in three annual installments, with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary. For grants prior to 2005, options expire on the tenth anniversary of grant, subject to earlier expiration upon termination of employment.

Commencing with grants made in 2005, options expire on the seventh anniversary of grant, subject to earlier expiration upon termination of employment.

(2)	Except as set forth below with respect to Mr. McComb the amounts under the column “Number of Shares of Units of Stock That Have Not Vested” include restricted stock awards granted under the Company’s restricted Key Associate Performance Shares program (the “KAP Shares”) (under the 2000 Stock Incentive Plan), the Company’s restricted Growth Shares program (“G Shares”) (under the 2002 Stock Incentive Plan) or other restricted shares (under the 2002 Stock Incentive Plan). KAP Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 20% on each of the third, fourth and fifth anniversaries of the grant date, and the remaining 40% on the sixth anniversary, with acceleration of vesting upon the achievement of pre-established financial and non-financial goals, or in the event of death, disability or retirement. Mr. McClure is the only Named Executive Officer with an unvested KAPS Shares award; this award became eligible for accelerated vesting at the end of the 2007 fiscal year, however the required performance was not achieved so these shares will default to the time-based vesting schedule. G Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and do not vest until January 19, 2010, subject to accelerated vesting if the total shareholder return exceeds that of the designated peer group for the period commencing with January 4, 2004 and ending on December 30, 2006 or for any subsequent fiscal quarter-end of the Company. For a discussion of KAPS shares and G Shares, see the Compensation Discussion and Analysis, above. Other restricted shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 50% on the second anniversary and the remaining 50% on the third anniversary of grant, except as otherwise described below.

Mr. McComb’s Restricted Stock Awards were issued under the 2005 Stock Incentive Plan pursuant to his employment agreement. See “Employment Agreements — William L. McComb” and the Compensation Discussion and Analysis, above.

The following table provides information regarding individual outstanding unvested restricted stock awards granted to the PEO, PFO and other Named Executive Officers including G Shares (“G”), KAP Shares (“K”), and other restricted shares (“R”):

				Grant
Name	Share Amount		Grant Date	Type

William L. McComb, PEO	113,403	(a)	November 6, 2006	R

Andrew C. Warren, PFO	25,780	(b)	July 13, 2007	R

Michael Scarpa	5,000	(c)	February 27, 2006	R

	2,000	(c)	March 7, 2005	R
	17,000		January 19, 2004	G
	1,000		March 4, 2004	G

Jill Granoff	10,000		August 31, 2006	R

Lawrence D. McClure	1,650	(d)	March 2, 2007	R
	5,000	(d)	February 27, 2006	R
	10,000	(d)	March 7, 2005	K
	2,000	(d)	March 7, 2005	R
	16,000		January 19, 2004	G

(a)	Reflects unvested shares of restricted stock issued to Mr. McComb on November 6, 2006 pursuant to the terms of his Employment Agreement (see “Employment Agreements — William L. McComb,” above).

(b)	Reflects shares of restricted stock issued to Mr. Warren on July 13, 2007 upon commencement of his employment. 9,550 of these shares vest on the fifth anniversary of the grant date. The remaining 16,230 shares vest in equal amounts on the second and third anniversary of the grant date.

(c)	For Mr. Scarpa, 2,500 of the shares granted on February 27, 2006 vested on February 27, 2008 and all of the shares indicated as granted on Mach 7, 2005 vested on March 7, 2008.

(d)	For Mr. McClure, 825 of the shares granted on March 2, 2007 vested on March 2, 2008, 2,500 of the shares granted on February 27, 2006 vested on February 27, 2008, 2,000 of the shares granted on March 7, 2005 (indicated as “K”) vested on March 7, 2008, and all of the other restricted shares (indicated as “R”) granted on March 7, 2005 vested on March 7, 2008.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

William L. McComb, PEO	0	0	25,452	677,023

Andrew C. Warren, PFO	0	0	0	0

Michael Scarpa	0	0	23,050	998,417

Jill Granoff	0	0	0	0

Lawrence D. McClure	10,000	203,935	8,250	356,837

Nonqualified Deferred Compensation

The following table reflects information concerning the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”). The SERP permits eligible employees to defer on a pre-tax basis receipt of up to 50% of their salary and their entire annual cash incentive bonus. In addition, the Company may make contributions to the executive’s SERP account to make up for the limitations imposed by the IRS on Company profit sharing and matching contributions under the Savings Plan.

The SERP provides for notional investment options for participants, including mutual funds and the Company’s Common Stock, whereby a participant’s account is credited with the rate of return realized by the participant’s designated investments. No actual shares of stock are purchased by or on behalf of the participant.

SERP participants can elect to receive a distribution from their SERP accounts either at their retirement or at a date at least three years after the date the amount was deferred, subject to the right to elect to postpone such distribution. Distributions are also made upon the occurrence of certain events, including death, or in the event of a financial emergency.

Nonqualified Deferred Compensation Table

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions in	Earnings	Withdrawals/	at Last
	in Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)	($)(1)	($)	($)	($)

William L. McComb, PEO	0	0	0	0	0

Andrew C. Warren, PFO	0	0	0	0	0

Michael Scarpa	43,919	19,602	23,328	103,166	527,516

Jill Granoff	43,750	12,104	1,171	0	57,025

Lawrence D. McClure	90,487	8,331	37,925	0	1,356,453

(1)	The column “Registrant Contributions In Last Fiscal Year” reflects the amount contributed by the Company in February 2008 with respect to services rendered during fiscal 2007. This amount is also included in the column “Aggregate Balance at Last Fiscal Year End” and under “All Other Compensation” in the “Summary Compensation Table,” above.

Severance and Change-In-Control Arrangements

Agreements with William L. McComb.

Employment Agreement.  Pursuant to the terms of Mr. McComb’s employment agreement, if Mr. McComb is terminated by the Company without “Cause” or if Mr. McComb terminates his employment for “Good Reason” (i) the Company will pay Mr. McComb $4,000,000; (ii) the Make-Whole Restricted Shares will immediately vest in full; (iii) the Other Restricted Shares will vest in the following percentages: (A) if the termination occurs on or after November 6, 2007, 25% will vest, and (B) if the termination occurs on or after November 6, 2009, an additional 25% will vest; and (iv) the Company will provide Mr. McComb and his family with coverage for two years under the Company’s medical, dental, vision, long-term disability and life insurance programs. If Mr. McComb’s employment is terminated on account of his death or disability (i) the Company will continue to provide Mr. McComb and/or his family with coverage for one year under the Company’s medical, dental, long-term disability and life insurance programs, and (ii) all of his equity awards which were unvested on the date of such termination due to his death or disability will immediately vest. As part of his Agreement, Mr. McComb is subject to non-competition, non-solicitation and non-disparagement covenants during his employment term and for 18 months thereafter.

“Good reason” as defined in the employment agreement includes: (i) the assignment to Mr. McComb of any duties inconsistent with his position (including status, office, title and reporting requirements), authorities, duties or other responsibilities; (ii) the relocation of the Company’s principal executive offices to a location more than thirty-five (35) miles if such move increases Mr. McComb’s commute by more than thirty-five (35) miles; (iii) an uncured material breach by the Company of any of its material obligations under the employment agreement; or (iv) failure of the Company to timely renew the employment agreement.

“Cause” as defined in the employment agreement includes: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude affecting the Company, its employees, customers or suppliers; (iii) conviction of a felony, or conviction of a misdemeanor involving moral turpitude; (iv) any willful or intentional act which could reasonably be expected to injure the reputation, business or relationships of the Company; or (v) the willful and intentional failure to comply with requests or directions of the Board of Directors.

Executive Termination Benefits Agreement.  In conjunction with the Employment Agreement, the Company and Mr. McComb have also entered into an Executive Termination Benefits Agreement. If, during the three years following a “Change-in-Control” of the Company (or following a “Potential Change in Control,” both terms as defined in the Executive Termination Benefits Agreement), Mr. McComb’s employment is terminated without “Cause” or for “Good Reason” (both terms as defined below, and such terminations, “Covered Terminations”), the Company will pay Mr. McComb an amount equal to (i) three times the sum of his annual base salary plus his average annual bonus; (ii) any earned but unpaid bonus as of the termination of his employment; and (iii) a pro-rata bonus for the number of months Mr. McComb was employed during the fiscal year in which his employment was terminated. Additionally, in the event of a “Covered Termination” (i) the Company will provide Mr. McComb and his dependents with life, medical, dental, health, and disability insurance benefits for three years at least equal, in type and level, to those Mr. McComb and his dependents were receiving immediately prior to termination; (ii) all unvested amounts, if any, under the Company’s Supplemental Executive Retirement Plan will become fully vested; and (iii) all outstanding equity awards granted to Mr. McComb under any of the Company’s stock incentive plans will become immediately fully vested.

“Good Reason” includes: (i) failure of the Company to elect or re-elect Mr. McComb to the same or substantially equivalent offices or positions held with the company prior to the Change-In-Control; (ii) a significant adverse change in the nature of scope of the authorities, powers, functions, duties or responsibilities attached to his position prior to the Change-In-Control; (iii) failure to pay salary or other monies owed, or a reduction of salary or bonus target without consent; (iv) relocation of the executive more than fifty (50) miles from the Company’s offices; (v) failure to continue to provide or to replace any benefits or any then ongoing compensation plan, including any stock incentive plan; (vi) Company’s failure to obtain an agreement from its successor to perform Company’s obligations under the Executive termination benefits agreement; and (vii) Company’s failure to renew the Employment Agreement or any termination not in accordance with the terms of the Employment Agreement.

“Cause” includes: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, including misrepresentation, theft, embezzlement, dishonesty or moral turpitude (“Fraud”); (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud; and (iv) Mr. McComb’s inability to perform his material duties, responsibilities or obligations due to his physical or mental incapacity.

A “Change-In-Control” occurs if: (i) any person becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act, as amended from time to time) of 25% or more of (A) the then outstanding shares of Common Stock or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of October 13, 2006 (the “2006 Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the 2006 Incumbent Board, subject to certain exceptions; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (v) the stockholders approve a complete liquidation or sale of the Company.

A “Potential Change-In-Control” occurs if (i) the Company enters into an agreement which would result in the occurrence of a Change in Control; (ii) a public announcement is made (including by the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of the executive termination benefits agreement, a Potential Change in Control has occurred; provided that the Board is not precluded from adopting a resolution to the effect that for purposes of termination benefits agreement, it is the good faith opinion of the Board that a Potential Change in Control has been abandoned and that a Potential Change in Control no longer exists.

To the extent any of the payments described in the Executive Termination Benefits Agreement subject Mr. McComb to the excise tax imposed by Section 4999 of the IRS Code (so called “golden parachute” excise taxes), the Company has agreed to pay Mr. McComb an additional amount such that he would be in the same after-tax position as he would have been had no excise tax been imposed. Notwithstanding the preceding sentence, no additional payments will be made by the Company if the payments to Mr. McComb do not exceed the lesser of (i) 105% of three times his “base amount” (as defined in the IRS Code), or (ii) $250,000 plus three times his “base amount.” In such an instance, the other payments to Mr. McComb will be reduced so that no excise tax is imposed on Mr. McComb.

Following is a table indicating potential payments to Mr. McComb if his employment were to have been terminated on December 29, 2007. The amount indicated for the Restricted Stock for which vesting accelerated was calculated based on the closing price of Common Stock on December 28, 2007, $20.15 (the “December 28 Price”), the last trading day prior to December 29. The amount indicated for Options for which vesting accelerated was calculated base on the difference between the exercise price of the applicable stock option and the December 28 Price. For purposes of calculating the “Cash” amount under the “Change-In-Control” column, Mr. McComb was assumed to have earned but had not yet been paid the actual bonus amount he received for 2007 ($325,000). The amount indicated for the Tax Benefit under the “Change-In-Control” column was calculated based on Mr. McComb’s effective federal income tax rate as of the Company’s fiscal year end. For purposes of calculating the Tax Benefit below, the Company assumed that all cash payments are subject to “golden parachute” excise taxes and that no portion of the payments represents reasonable compensation for services performed prior to an employment termination following a Change-In- Control:

	Good Reason/	Death/	Change-
William L. McComb	No Cause $	Disability $	In-Control $

Cash	4,000,000	—	9,425,000

Options	—	0	0

Restricted Stock	1,304,539	2,285,070	2,285,070

Health Benefits	123,900	61,000	199,000

Tax Benefit	—	—	6,523,221

Total	5,428,439	2,346,070	18,432,291

Agreements with the other Named Executive Officers.

Executive Severance Agreements.  The Company has severance agreements with each of Jill Granoff, Lawrence D. McClure, Michael Scarpa and Andrew C. Warren, providing that in the event that any of such officer’s employment is terminated by the Company during the term of the agreement, other than for cause, death or disability, or by such officer for certain specified reasons, then such officer shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to the sum of (i) the officer’s then current annual base salary and (ii) an amount equal to the officer’s then target annual bonus, as well as continued health and welfare benefits for six months following such a termination. These agreements also subject the officer to certain non-competition and non-solicitation provisions. If necessary to prevent such officer from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under the severance agreement will not be paid until six months after employment termination. As part of the agreement, each such executive is subject to non-competition, non-solicitation and non-disparagement covenants during the officer’s employment term and for 18 months thereafter.

“Cause” is defined as (i) the willful and intentional failure or refusal to perform any material duties, responsibilities or obligations; (ii) Fraud; or (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud.

“Good Reason” as defined in the agreement includes: (i) the executive being assigned duties inconsistent with the executive’s position at the applicable date, without executive’s consent; (ii) the Company moving its principal executive offices by more than 20 miles if such move increases the executive’s commuting distance by more than 20 miles; (iii) a material reduction in the executive’s base salary; or (iv) a material breach by the Company of any of its material obligations under any employment agreement between the executive and the Company then in effect.

Restricted Stock Grants.  Messrs. McClure and Scarpa were each previously granted restricted G Shares, which pursuant to the terms of grant have not vested. Mr. McClure was previously granted restricted KAPS shares which as of December 29, 2007, had not vested. On March 7, 2008, 20% of Mr. McClure’s KAPS shares vested. Vesting of KAPS Shares and G Shares is accelerated in the event of the executive’s death or disability or in the event of a change-in-control. Vesting of KAPS shares is also accelerated upon retirement. Other restricted shares vest upon an employment termination following a change-in-control.

Stock Options.  Each of Ms. Granoff and Messrs. McClure, Scarpa and Warren were previously awarded options to purchase Company stock which vest in the event of an employment termination following a change-in-control. In addition, Messrs. McClure and Scarpa were each previously awarded options to purchase Company stock, which vest in the event of a change-in-control.

Following are tables indicating potential payments to Ms. Granoff and Messrs. McClure, Scarpa and Warren if employment were to have been terminated on December 29, 2007. The amount indicated for the Restricted Stock for which vesting accelerated was calculated based on the December 28 Price. The amount indicated for Options for which vesting accelerated was calculated base on the difference between the exercise price of the applicable stock option and the December 28 Price:

	Good Reason/	Death/	Change-
	No Cause	Disability	In-Control
Andrew C. Warren	$	$	$

Cash	1,006,250	—	—

Options	—	—	0

Restricted Stock	—	519,467	519,467

Health Benefits	7,500	7,500	—

Tax Benefit	—	—	—

Total	1,013,750	526,967	519,467

	Good Reason/	Death/	Change-
	No Cause	Disability	In-Control
Lawrence D. McClure	$	$	$

Cash	892,500	—	—

Options	—	—	0

Restricted Stock	—	824,135	824,135

Health Benefits	9,600	9,600	—

Tax Benefit	—	—	—

Total	902,100	707,797	698,197

	Good Reason/	Death/	Change-
	No Cause	Disability	In-Control
Michael Scarpa	$	$	$

Cash	1,575,000	—	—

Options	—	—	0

Restricted Stock	—	696,182	696,182

Health Benefits	12,200	12,200	—

Tax Benefit	—	—	—

Total	1,587,200	515,950	503,750

	Good Reason/	Death/	Change-
	No Cause	Disability	In-Control
Jill Granoff	$	$	$

Cash	1,487,500	—	—

Options	—	—	0

Restricted Stock	—	201,500	201,500

Health Benefits	8,700	8,700	—

Tax Benefit	—	—	—

Total	1,496,200	210,200	201,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company’s Common Stock:

		Percentage of
	Amount and Nature of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock

FMR Corp.(1)	14,719,259	14.7%
Edward C. Johnson, 3rd
Fidelity Management & Research Company
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company, LLP(2)	13,927,600	13.9%
75 State Street
Boston, Massachusetts 02109

Lazard Asset Management, LLC(3)	13,298,133	13.2%
30 Rockefeller Plaza
New York, NY 10117

INVESCO Plc(4)	8,431,988	8.4%
AIM Funds Management, Inc.
INVESCO Institutional (N.A.), Inc.
Atlantic Trust Company, N.A
INVESCO Asset Management Deutschland GmbH
AIM Advisors, Inc.
PowerShares Capital Management LLC
INVESCO Management, S.A.
Stein Roe Investment Counsel, Inc.
30 Finsbury Square
London EC2A 1AG
England

(1)	Based upon information as of December 31, 2007, contained in an Amendment to Schedule 13G, dated February 14, 2008, filed with the S.E.C. by FMR Corp. (“FMR”), Edward C. Johnson 3rd, Fidelity Management & Research Company (“Fidelity”), Fidelity Low Priced Stock Fund and Fidelity Value Fund. According to the Amended Schedule 13G, the shares of Common Stock listed include: (i) 14,648,740 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 5,000,000 shares beneficially owned by Fidelity Low Priced Stock Fund, an investment company; (iii) 5,350,300 shares beneficially owned by Fidelity Value Fund, an investment company; (iv) 69,643 shares beneficially owned by Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR and a bank; and (iii) 876 shares beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR which provides investment advisory services to individuals. According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. Mr. Johnson and FMR, through its control of Pyramis, each has sole dispositive power over the shares beneficially owned by Pyramis, and sole power to vote or to direct the voting of such shares.

(2)	Based on information as of December 31, 2007, contained in an Amendment to Schedule 13G, dated February 14, 2008, filed with the S.E.C. by Wellington Management Company, LLP (“Wellington Management”). Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 13,

927,600 shares of Company, which are held of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(3)	Based on information contained in an Amendment to Schedule 13G, dated February 7, 2008, filed with the S.E.C. by Lazard Asset Management LLC (“Lazard Management”). Lazard holds the securities in its capacity as an investment advisor. Lazard, in its capacity as investment advisor, may be deemed to beneficially own 13,298,133 shares of Company, which are held of record by clients of Lazard Management.

(4)	Based on information as of December 31, 2007, contained in an Amendment to Schedule 13G, dated February 12, 2008, filed with the S.E.C. by Invesco PLC, a parent holding company (“Invesco”) on behalf of its subsidiaries as follows: AIM Fund Management, Inc., INVESCO Institutional (N.A.), Inc., Atlantic Trust Company, N.A., INVESCO Asset Management Deutschland GmbH, AIM Advisors, Inc., PowerShares Capital Management LLC, INVESCO Management, S.A., and Stein Roe Investment Counsel, Inc. According to the amended Schedule 13G, each of these entities is either an investment adviser registered with the United States Securities and Exchange Commission under Section 203 of the Investment Advisers Act of 1940, as amended, or under similar laws of other jurisdictions. According to the Amended Schedule 13G, the shares of Common Stock listed include the following shares for which the entity has sole voting and dispositive power: 8,109,250 beneficially owned by AIM Fund Management, Inc.; 1,675 beneficially owned by INVESCO Institutional (N.A.), Inc.; 308,624 beneficially owned by AIM Advisors, Inc.; 7,752 beneficially owned by PowerShares Capital Management LLC; 37 beneficially owned by PowerShares Capital Management Ireland LTD; 3,300 beneficially owned by INVESCO Management, S.A Luxembourg.; and 1,350 beneficially owned by Invesco National Trust Company.

Directors and Executive Officers

The following table sets forth, as of March 18, 2008, the number of shares of Common Stock (the Company’s only voting security) beneficially owned by each Director, each Director nominee, a former Director, each of the Named Executive Officers, and by all Directors, Director nominees and the executive officers of the Company as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class(2)

William L. McComb(3)	192,339	*	%
Bernard W. Aronson(4),(5)	40,466	*
Daniel A. Carp(5)	13,328	*
Raul J. Fernandez(5),(6)	36,793	*
Kenneth B. Gilman	5,431	*
Nancy J. Karch(5),(7)	28,465	*
Kenneth P. Kopelman(5),(8)	43,605	*
Kay Koplovitz(5),(8)	54,648	*
Arthur C. Martinez(5),(9)	36,075	*
Oliver R. Sockwell(5),(10)	28,768	*
Paul E. Tierney, Jr.(11)	95,059	*
Andrew C. Warren(12)	25,780	*
Michael Scarpa(13)	210,865	*
Jill Granoff(14)	31,195	*
Lawrence D. McClure(15)	164,247	*
All Directors and executive officers as a group (17 persons)(16)	1,165,291	1%

*	Less than 1%

(1)	Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company’s stock option plans which are exercisable within 60 days of March 18, 2008 (“Exercisable Options”).

(2)	Based on 94,783,327 shares outstanding as of March 18, 2008, plus shares issuable upon the exercise of Exercisable Options as noted.

(3)	Includes 62,087 shares issuable upon the exercise of Exercisable Options and 113,403 restricted shares granted pursuant to Mr. McComb’s employment agreement (see “Employment Agreements — William L. McComb,” above).

(4)	Includes 19,000 shares issuable upon the exercise of Exercisable Options.

(5)	Includes shares acquired under the outside Directors’ compensation program, receipt of which has been deferred under the Outside Directors’ Deferral Plan as follows: Mr. Aronson: 12,907 shares; Mr. Carp: 10,368 shares; Mr. Fernandez: 2,488 shares; Mr. Gilman: 5,431; Ms. Karch: 16,967 shares; Mr. Kopelman: 4,438 shares; Ms. Koplovitz: 16,939 shares; Mr. Martinez: 16,077 shares; and Mr. Sockwell: 13,410 shares.

(6)	Includes 13,500 shares issuable upon the exercise of Exercisable Options.

(7)	Includes 10,000 shares issuable upon the exercise of Exercisable Options.

(8)	Includes 23,000 shares issuable upon the exercise of Exercisable Options.

(9)	Includes 18,000 shares issuable upon the exercise of Exercisable Options.

(10)	Includes 6,000 shares issuable upon the exercise of Exercisable Options.

(11)	Mr. Tierney resigned as a Director on February 12, 2008.

(12)	Compromised solely of restricted shares.

(13)	Includes 148,500 shares issuable upon the exercise of Exercisable Options, 18,000 restricted G Shares, and 2,500 other restricted shares.

(14)	Includes 3,750 shares issuable upon the exercise of Exercisable Options, and 10,000 restricted shares.

(15)	Includes 109,500 shares issuable upon the exercise of Exercisable Options, 16,000 restricted G Shares, 10,000 restricted KAP Shares, and 3,325 other restricted shares.

(16)	Includes 464,837 shares issuable upon the exercise of Exercisable Options, 195,683 restricted shares, including G Shares, KAP Shares, and other restricted shares, issued under the Company’s stockholder — approved stock incentive plans, and other shares indicated as included in the foregoing footnotes.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of the four Directors listed below. The Committee’s responsibilities are set forth in the Committee’s written charter adopted by the Board of Directors (the “Charter”). The Committee reviews and reassesses the Charter annually, and recommends any proposed changes to the full Board for approval. A copy of the Charter is available at the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018.

The Committee met with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), with and without management present, to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the fiscal year ended December 29, 2007 and the results of such audit. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company’s accounting principles and procedures and the Company’s financial statements presentation with management and Deloitte & Touche, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company’s financial statements. In addition, during 2007 the Committee met timely with management and Deloitte & Touche to review each of the Company’s quarterly results.

The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche with the Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche’s independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) and the PCAOB. The Committee reviewed and discussed with Deloitte & Touche any matters that may impact Deloitte & Touche’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee’s attention as a result of its review of Deloitte & Touche’s statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence.

The Committee met with the Company’s internal auditors to review and discuss the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the internal control over financial reporting and management’s assessment of the Company’s internal control over financial reporting. Further, the Committee discussed with Deloitte & Touche the firm’s opinion on internal control over financial reporting. The Committee also discussed with management areas of potential risk exposure for the Company. Finally, the Committee met with the Company’s internal auditors to review the Company’s internal audit plan, as well as reports on audit projects and internal financial controls.

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management, Deloitte & Touche and the Company’s internal auditors, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 29, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

The Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm for the 2008 fiscal year. While the Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended to the Board that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

NANCY J. KARCH (Chair)
DANIEL A. CARP
ARTHUR C. MARTINEZ
OLIVER R. SOCKWELL

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees billed by Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), for professional services rendered in connection with such firm’s audit of the Company’s fiscal 2007 and fiscal 2006 financial statements, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each such fiscal year, were approximately as follows:

Fees Paid to Deloitte & Touche

	2006	2007
	Fiscal Year	Fiscal Year

Audit Fees(1)	$3,725,000	$4,529,000
Audit-Related Fees(2)	$136,000	$301,000
Tax Fees(3)	$1,323,000	$1,224,000

Subtotal	$5,184,000	$6,054,000
All Other Fees(4)	$86,000	$—

Deloitte & Touche Total Fees	$5,270,000	$6,054,000

(1)	Audit Fees. These are fees for professional services performed by Deloitte & Touche for the integrated audit of the Company’s annual financial statements and review of financial statements included in the Company’s unaudited Quarterly Report on Form 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year.

(2)	Audit-Related Fees. These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits; due diligence related to mergers and acquisitions and divestitures; attestations by Deloitte & Touche that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

(3)	Tax Fees. These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

(4)	All Other Fees. These are fees for all other services performed by Deloitte & Touche not falling in one or more of the above categories. In 2006, Deloitte & Touche provided the Company non-financial process mapping services (for a fee of $26,000) and internet marketing strategy services (for a fee of $60,000).

The Audit Committee requires that the Committee pre-approve all audit and permitted non-audit services (and related fees) to be provided by the Company’s independent registered public accounting firm or its affiliates, subject to S.E.C. rules which permit certain non-audit services accounting for less than five percent of the total fees paid to the independent registered public accounting firm to be approved by the Committee retroactively (so called “De Minimis Exception”). In making its decisions the Committee considers whether the retention of the independent registered public accounting firm for permitted non-audit services is consistent with maintaining the objectivity and independence of the independent registered public accounting firm. Prior to engaging the independent registered public accounting firm for the next year’s engagement, a list of specific permitted services expected to be rendered during the year and related fees is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent registered public accounting firm update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent registered public accounting firm or its affiliates. Pursuant to the Audit Committee’s Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be disclosed to the full Committee at its next scheduled meeting. In 2006, services for certain process mapping services, as described under “All Other Fees”, were approved by the Audit Committee pursuant to the De Minimis Exception. The fee for these services accounted for less than one-half of one percent of the total fees paid to Deloitte & Touche in 2006. All other services were pre-approved by the Audit Committee.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending January 3, 2009. Deloitte & Touche has served as the Company’s independent auditors since May 16, 2002. From June 2001 until their appointment as independent auditors in 2002, Deloitte & Touche served as the Company’s internal auditors.

If Deloitte & Touche’s appointment is not ratified, the Committee will reconsider the appointment.

The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

Voting on the Proposal

The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the 2008 fiscal year.

Your Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche.

PROPOSAL 3 — STOCKHOLDER PROPOSAL

Adopt Simple Majority Vote

RESOLVED, Shareowners urge our company to take all steps necessary, in compliance with applicable law, to fully adopt simple majority vote requirements in our Charter and By-laws. This includes any special solicitations needed for adoption.

Simple majority vote won an impressive 72% yes-vote average at 24 major companies in 2007. The Council of Institutional Investors www.cii.org recommends adoption of simple majority vote.

Currently a 1%-miniority can frustrate the will our 74%-shareholder majority under our 10-or-more super majority provisions of 75%. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes.

For example, a Goodyear (GT) proposal for annual election of each director failed to pass even though 90% of votes case were yes-votes. While companies often state that the purpose of supermajority requirements is to protect minority shareholders, supermajority requirements are arguable most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear vote is a perfect illustration.

The merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company “Very High Concern” in Takeover Defenses with an “effective classified board,” one of the strongest possible defenses, plus a poison pill with a 15% trigger.

•	We had no shareholder right to:

1) Cumulative voting.
2) To act by written consent.
3) To call a special meeting.

Additionally:

•	Two of our directors served on boards rated D by The Corporate Library:

1) Mr. Martinez     IAC/InterActive(IACI)
2) Ms. Karch       MasterCard (MA)

•	Mr. Tierney was a “Problem Director” according to TCL due to his board service at UAL Corporation, which filed Chapter 11 Bankruptcy.

•	These directors received significant withhold votes of 18% to 21% in 2007, while standing for election unopposed. This should be explained in the management response to this proposal.

Mr. Fernandez
Mr. Kopelman
Mr. Martinez

The above concerns show there is room for improvement and reinforces the reason to take one step forward to encourage our board to respond positively to this proposal:

Adopt Simply Majority Vote — Yes On 3

Company’s Response To The Proposal

The Board of Directors opposes this proposal and recommends that you vote AGAINST it for the following reasons.

Under the Company’s governing documents and Delaware law, nearly all matters submitted to our stockholders for approval require the approval of a majority of votes cast, including all matters voted upon at this year’s annual meeting. We note that this year we have adopted majority voting for the election of directors, replacing the plurality standard that had previously applied.

As permitted by Delaware law, our corporate charter contains a number of stockholder-approved protective provisions, including providing that the removal of directors, as well as amendments to the by-laws and certain provisions of the charter, require the approval of 75% of the outstanding shares entitled to vote. Our by-laws contain a similar provision requiring a 75% vote for any amendment to the by-laws. These provisions have been included in our charter and by-laws since we became a public company in 1981. They are commonly included in the corporate charters and by-laws of many publicly-traded Delaware companies. In general, these provisions are designed to ensure that minority stockholders are protected from changes in governance, including a change in control, as part of coercive takeover tactics. In the absence of a specific impetus for amending these protective provisions, we do not believe that pursuing such a change would be prudent.

In addition, in July 2007, the Company announced a three year growth strategy aimed at honing its brand portfolio, aggressively managing its cost structure, investing in brand building and developing its retail and supply chain capabilities. This strategy reflects the ongoing evolution in the Company’s structure and focus, and protective charter and by-law provisions provide the Company with stability and consistency while it implements this plan in an effort to enhance shareholder returns. While some corporations have eliminated supermajority provisions, we do not believe that a formulaic approach as suggested by the proponent is appropriate. With respect to the by-laws specifically, we note that the by-laws can be, unlike the charter, unilaterally amended by the stockholders without the approval of the Board. We continue to believe that the stockholder consensus should be greater than a bare majority to amend the by-laws, particularly in the absence of Board approval.

The Board of Directors will continue to consider whether changes to the Company’s charter and by-laws are appropriate and in the best interests of the stockholders and the Company in the future. As with all stockholder proposals, the Board will consider and evaluate the level of stockholder support this proposal receives in making its determinations in the future. For the reasons set forth above, however, the Board believes at this time that implementation of the proposal would not serve the best interests of our stockholders or the Company.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

Voting on the Proposal

The affirmative vote of a majority of shares participating in the voting on this stockholder proposal is required for its adoption. Abstentions will not be counted as either “for” or “against” this proposal.

The Company will furnish the name, address and the number of shares of Common Stock held by the stockholder who has submitted the preceding proposal to any person who submits a request in writing to the attention of the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018 or by telephone at 212-354-4900.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of such equity securities with the S.E.C. and the N.Y.S.E. To the Company’s knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with, other than filings which are administered by the Company on behalf of the relevant parties in connection with the automatic withholding of Common Stock by the Company for meeting tax withholding obligations in connection with the vesting of previously granted and reported restricted shares, for each of Messrs. McClure and Scarpa for two such automatic withholding transactions, and for each of Ms. Goodell and Mr. McComb, for one such automatic withholding transaction.

OTHER MATTERS

The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

Stockholder proposals intended to be presented at the 2009 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company’s Corporate Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than December 3, 2008 in order to be included in the Company’s proxy statement relating to that meeting. Moreover, pursuant to S.E.C. rules, if a stockholder notifies the Company after February 14, 2009 of an intent to present a proposal at the Company’s 2009 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company’s proxy materials.

Company Code of Ethics and Business Practices

The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Company’s Board of Directors. A copy of the Code is available on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Company will disclose on the Company’s website any amendment to the Code and any waiver of the Code with respect to the Company’s Directors or executive officers. The Company has established a Compliance Committee, consisting of Lawrence D. McClure, Senior Vice President Human Resources, Nicholas Rubino, Vice President — General Counsel and Secretary, and Andrew C. Warren, Chief Financial Officer, with responsibility for administering the Code.

By Order of the Board of Directors

-s- Nicholas Rubino
NICHOLAS RUBINO
Vice President — General
Counsel and Secretary

New York, New York
April 1, 2008

Liz Claiborne Inc logo

The Board of Directors recommends a vote FOR all nominees, For Proposal 2 and AGAINST Proposal 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1.	Election of Directors (Term Expiring In 2011)

	FOR	AGAINST	ABSTAIN
Nominees: 01 William L. McComb	☐	☐	☐
	FOR	AGAINST	ABSTAIN
02 Kay Koplovitz	☐	☐	☐
	FOR	AGAINST	ABSTAIN
03 Oliver R. Sockwell	☐	☐	☐
	FOR	AGAINST	ABSTAIN
04 Kenneth B. Gilman	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as Independent Registered Public Accounting Firm for fiscal 2008.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	The Stockholder Proposal as described in the Proxy Statement.	☐	☐	☐
4.	In accordance with the named proxies’ discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein, FOR Proposal 2 and AGAINST Proposal 3.

Signature	Signature	Date

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2008 Annual Meeting of Stockholders.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time on May 14, 2008
Your Internet or telephone vote authorizes the named proxies to vote your common shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.eproxy.com/liz
Use the internet to vote your common shares. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-580-9477
Use any touch-tone telephone to vote your common shares. Have your proxy card in hand when you call.

If you vote your common shares by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on May 15, 2008:
You can view the Proxy Statement and 2007 Annual Report
on the Internet at http://bnymellon.mobular.net/bnymellon/liz

LIZ CLAIBORNE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2008
The undersigned hereby appoints WILLIAM L. MCCOMB, NICHOLAS RUBINO and ANDREW C. WARREN, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of Liz Claiborne, Inc. at 1441 Broadway, New York, New York, on Thursday, May 15, 2008, at 10:00 a.m., prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THE STOCKHOLDER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.
YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
LIZ CLAIBORNE, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 15, 2008
10:00 A.M.
OFFICES OF LIZ CLAIBORNE, INC.
1441 BROADWAY
NEW YORK, NEW YORK
FOR DIRECTIONS, CALL (212) 626-5777
WE INVITE YOU TO JOIN US.
YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD
AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.